Form 10-K, Exhibit 13
period 1999-12-31
VIRGINIA CAPITAL BANCSHARES INC
filed 2000-03-30
CIK 1069669

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth certain consolidated summary historical financial information concerning the financial position of Virginia Capital Bancshares, Inc. ("Virginia Capital"), including its subsidiary, Fredericksburg Savings Bank ("Fredericksburg Savings"), for the dates indicated. The financial data is derived in part from, and should be read in conjunction with, the consolidated financial statements and related notes of Virginia Capital contained elsewhere herein.

                                                          At December 31,
                                      -----------------------------------------------------
                                            1999      1998      1997      1996(1)    1995
                                      -----------------------------------------------------
                                                          (In Thousands)
Selected Financial Data:
 Total assets........................     $541,639  $576,676  $471,920  $469,917   $468,759
 Loans receivable, net(2)............      422,079   411,791   413,032   405,145    390,541
 Mortgage-backed securities..........          693       990     1,291     1,502      1,879
 Investment securities(3)............       81,884    30,381    31,151    31,979     49,257
 Cash and cash equivalents...........       18,555   115,734    11,287    15,937     11,980
 Deposits............................      357,289   354,788   374,114   374,936    384,589
 Official bank checks................        3,291    21,064     3,002       716      1,787
 FHLB advances.......................        5,000     8,000     8,000    15,000      8,000
 Stockholders' equity................      173,094   185,206    80,073    73,296     68,703


                                                    Years Ended December 31,
                                        ------------------------------------------------
                                           1999     1998     1997     1996(1)     1995
                                        ------------------------------------------------
                                              (In thousands, except per share data)
Selected Operating Data:
  Interest income.......................  $38,894  $36,477  $36,504  $35,998     $36,305
  Interest expense......................   17,017   19,212   19,418   19,535      18,997
                                          -------  -------  -------  -------     -------
    Net interest income.................   21,877   17,265   17,086   16,463      17,308
  Provision for loan losses.............      116      461      375      325         412
                                          -------  -------  -------  -------     -------
    Net interest income after...........   21,761   16,804   16,711   16,138      16,896
      provision for loan losses
  Total noninterest income..............    1,635      481      460      409         283
  Total noninterest expense.............    8,843   14,886    6,794    9,565       6,451
                                          -------  -------  -------  -------     -------
  Income before income taxes............   14,553    2,399   10,377    6,982      10,728
  Income tax expense....................    5,513    1,003    3,952    2,401       4,070
                                          -------  -------  -------  -------     -------
     Net income.........................  $ 9,040  $ 1,396  $ 6,425  $ 4,581     $ 6,658
                                          =======  =======  =======  =======     =======

Earnings per share - basic (4)..........  $   .88  $    --  $    --  $    --     $    --

Earnings per share - diluted (4)........  $   .88  $    --  $    --  $    --     $    --



                                                        (Continued on next page)

                                                             At or For the Year Ended December 31,
                                                      -------------------------------------------------
                                                       1999        1998(11)    1997     1996(1)    1995
                                                      -------------------------------------------------
Selected Financial Ratios and Other Data(5)
Performance Ratios:
 Return on average assets..........................     1.62%       0.29%       1.36%    0.98%      1.45%
 Return on average equity..........................     4.98        1.53        8.39     6.42      10.17
 Interest rate spread(6)...........................     2.46        2.71        2.93     2.89       3.19
 Net interest margin(7)............................     4.04        3.67        3.73     3.61       3.86
 Yield on average-interest earning assets..........     7.18        7.75        7.97     7.90       8.11
 Net interest income after provisions for loan
   losses, to total noninterest expenses...........   246.09      112.88      245.97   168.72     261.91
 Total noninterest expense to average assets.......     1.59        3.08        1.44     2.04       1.41
 Efficiency ratio(8)...............................    37.61       83.89       38.72    56.69      36.67
Regulatory Capital Ratios:(12)
 Tangible capital..................................    28.46%      26.11%      16.34%   14.97%     14.53%
 Core capital......................................    28.46       26.11       16.34    14.97      14.53
 Risk-based capital................................    47.34       48.19       26.92    25.70      25.51
Asset Quality Ratios:
 Non-performing loans to total assets(9)(10).......     0.80%       0.82%       1.08%    1.86%      1.45%
 Non-performing loans to total loans(9)(10)........     1.01        1.13        1.21     2.13       1.72
 Non-performing assets to total assets(10).........     1.14        1.26        1.82     2.35       2.20
 Allowance for loan losses to non-performing
   loans(10).......................................   131.36%     120.42%     107.96%   63.33%     80.60%

Number of full-service banking facilities..........        4           4           4        4          4

_______________________________

(1) Includes effect of the one-time special assessment of $2.5 million, on a pre-tax basis, to recapitalize the Savings Association Insurance Fund, which was recorded by Fredericksburg Savings in 1996.
(2) Loans receivable, net, consist of loans receivable minus the allowance for loan losses, deferred loan fees and unadvanced loan funds. The allowance for loan losses at December 31, 1999, 1998, 1997, 1996 and 1995 was $5.7
     million, $5.7 million, $5.5 million, $5.5 million and $5.5 million, respectively.
(3) Fredericksburg Savings adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as of January 1, 1995. On December 31, 1995, a majority of Fredericksburg Savings' portfolio was classified as "available-for-sale." Securities do not include Federal Home Loan Bank stock of $3.6 million, $3.5 million, $3.4 million, $3.2 million and $3.1 million at December 31, 1999, 1998, 1997, 1996 and 1995, respectively.
(4)  Prior to December 23, 1998, Virginia Capital was not a public company.
(5) Asset Quality Ratios and Regulatory Capital Ratios are end of period ratios. With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(6) The interest rate spread represents the difference between the weighted average yield on average interest-earning assets (which includes Federal Home Loan Bank stock and other equity securities) and the weighted average cost of average interest-bearing liabilities.
(7) The net interest margin represents net interest income as a percent of average interest-earning assets.
(8) The efficiency ratio represents the ratio of noninterest expenses divided by the sum of net interest income and noninterest income.
(9) Non-performing loans include total loans before the allowance for loan losses. Asset-quality ratios for years prior to 1999 have been revised to conform to the current year presentation.
(10) Non-performing assets consist of non-performing loans and real estate acquired through foreclosure. Non-performing loans consist of all loans 90 days or more past due and other loans which have been identified as presenting uncertainty with respect to the collectibility of interest or principal. It is Fredericksburg Savings' policy to cease accruing interest on loans 90 days or more past due.
(11) Includes effect of one-time contribution of $8.4 million, on a pre-tax basis, to the Fredericksburg Savings Charitable Foundation.
(12) Regulatory capital ratios are computed based on the capital of Fredericksburg Savings only.

                                   SELECTED QUARTERLY FINANCIAL DATA


                                   ----------------------------------------------------------------------------------
                                    12/31/99   9/30/99   6/30/99   3/31/99   12/31/98    9/30/98   6/30/98   3/31/98
                                   ----------------------------------------------------------------------------------
                                                      (In thousands, except per share data)
Interest income................    $   9,624  $  9,706  $  9,792  $  9,772  $   9,222   $  9,011  $  9,151  $  9,093
Interest expense...............        4,245     4,237     4,240     4,295      4,764      4,828     4,817     4,803
                                   ---------  --------  --------  --------  ---------   --------  --------  --------
Net interest income............        5,379     5,469     5,552     5,477      4,458      4,183     4,334     4,290
Provision for loan losses......           26        45        45        --         46        146       163       106
                                   ---------  --------  --------  --------  ---------   --------  --------  --------
Net interest income after
   provision for loan losses...        5,353     5,424     5,507     5,477      4,412      4,037     4,171     4,184
Total noninterest income:......        1,151       146       223       115        147         85       149       100
Total noninterest expense......        2,916     2,238     1,880     1,809     10,477      1,340     1,378     1,691
                                   ---------  --------  --------  --------  ---------   --------  --------  --------
Income (loss) before
 income taxes..................        3,588     3,332     3,850     3,783     (5,918)     2,782     2,942     2,593
Income tax expense
 (benefit).....................        1,383     1,205     1,470     1,455     (2,297)     1,085     1,164     1,051
                                   ---------  --------  --------  --------  ---------   --------  --------  --------
Net income (loss)..............    $   2,205  $  2,127  $  2,380  $  2,328  $  (3,621)  $  1,697  $  1,778  $  1,542
                                   =========  ========  ========  ========  =========   ========  ========  ========

Earnings per share - basic
 (1)...........................    $     .23  $    .21  $    .23  $    .22  $    --     $    --   $    --   $    --
Earnings per share - diluted
 (1)...........................    $     .23  $    .21  $    .23  $    .22  $    --     $    --   $    --   $    --

___________________________
(1) Prior to December 23, 1998, Virginia Capital was not a public company.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

     Virginia Capital Bancshares, Inc. ("Virginia Capital" or the "Company"), is the holding company for Fredericksburg Savings Bank ("Fredericksburg Savings" or the "Bank"). Virginia Capital is headquartered in Fredericksburg, Virginia and its principal business currently consists of the operations of Fredericksburg Savings. Fredericksburg Savings' results of operations are dependent primarily on net interest income, which is the difference between the income earned on its loan and investment portfolios and its cost of funds, consisting of the interest paid on deposits and borrowings. Results of operations are also affected by Fredericksburg Savings' provision for loan losses and fees and other service charges. Fredericksburg Savings' noninterest expense principally consists of compensation and employee benefits, office occupancy and equipment expense, federal deposit insurance premiums, the cost of foreclosed real estate operations, data processing, advertising and business promotion and other expenses. Results of operations are also significantly affected by general economic and competitive conditions, particularly changes in interest rates, government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact Fredericksburg Savings and Virginia Capital.

Forward-Looking Statements

     This Annual Report on Form 10-K contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of Virginia Capital. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar expressions. Virginia Capital's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of Virginia Capital and the subsidiaries include, but are not limited to, changes in: interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in Virginia Capital's market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Virginia Capital does not undertake -- and specifically disclaims any obligation -- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Management of Interest Rate Risk and Market Risk Analysis

     Qualitative Analysis
     --------------------

     The principal objective of Virginia Capital's interest rate risk management function is to evaluate the interest rate risk included in certain balance sheet accounts, determine the appropriate level of risk given Virginia Capital's business strategy, operating environment, capital and liquidity requirements and performance objectives and manage the risk consistent with the Board of Directors' approved guidelines. Through such management, Virginia Capital seeks to reduce the vulnerability of its operations to changes in interest rates, while not subjecting Virginia Capital to undue credit or investment risk. Virginia Capital monitors its interest rate risk as such risk relates to its operating strategies. Fredericksburg Savings' Board of Directors has established an Asset/Liability Committee, responsible for reviewing its asset/liability policies and interest rate risk position, which meets on a regular basis, and reports trends and interest rate risk position to the Board of Directors on a quarterly basis. The extent of the movement of interest rates is an uncertainty that could have a negative impact on the earnings of Virginia Capital.

     In recent years, Fredericksburg Savings has become subject to increasing risk in the event interest rates begin to rise due to the substantial levels of fixed-rate loans Fredericksburg Savings has been originating due to high customer demand for such products in Fredericksburg Savings' primary market area. As discussed above, Fredericksburg Savings has sought to offset the interest rate risk associated with originating primarily fixed-rate loans in a low interest rate environment by investing in short-term U.S. Treasury and agency obligations to enable Fredericksburg Savings to reinvest relatively quickly in higher yielding investments if interest rates rise. In the future, depending upon market conditions, Fredericksburg Savings intends to seek opportunities to increase its investment in short-term adjustable rate mortgage-backed securities and may evaluate opportunities to sell long-term fixed-rate loans in the secondary market. Currently, management believes that Fredericksburg Savings' strong capital position and level of liquidity coupled with low operating expenses would enable Fredericksburg Savings to continue operating profitably in the event of a rapid rise in interest rates, as it would be positioned to invest in higher yielding investments to offset the negative impact its high fixed-rate loan portfolio would have on Fredericksburg Savings' earnings; however, depending upon the magnitude of any change in interest rates, Fredericksburg Savings may not be able to react quickly enough to reinvest such funds and therefore may experience a decrease in earnings following a significant increase in interest rates. Fredericksburg Savings may also increase non-deposit borrowings which would further enable Fredericksburg Savings to invest in higher yielding instruments in an increasing rate environment.

     Quantitative Analysis
     ---------------------

     Gap Analysis. The matching of assets and liabilities may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring a Company's interest rate sensitivity "gap." An asset and liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between the amount of interest-earning assets maturing or repricing within a specific time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. At December 31, 1999, Virginia Capital's cumulative one year interest rate gap (which is the difference between the amount of interest-earning assets maturing or repricing within one year and interest-bearing liabilities maturing or repricing within one year) as a percentage of total assets, was (14.87)%. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds the amount of interest rate sensitive assets. Accordingly, during a period of rising interest rates, an institution with a negative gap position would be in a worse position to invest in higher yielding assets as compared to an institution with a positive gap position which, consequently, may result in the cost of its interest-bearing liabilities increasing at a rate faster than its yield on interest-earning assets than if it had a positive gap. During a period of falling interest rates, an institution with a negative gap position would tend to have its interest-bearing liabilities repricing downward at a faster rate than its interest-earning assets as compared to an institution with a positive gap which, consequently, may tend to positively affect the growth of its net interest income.

     The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at December 31, 1999, which are anticipated by Virginia Capital, based upon certain assumptions, to reprice or mature in each of the future time periods shown (the "Gap Table"). The amount of assets and liabilities shown which reprice or mature during a particular period were generally determined in accordance with the earlier of term to repricing or the contractual maturity of the asset or liability. The loan amounts in the table reflect principal balances expected to be redeployed and/or repriced as a result of contractual amortization of adjustable-rate loans and fixed-rate loans, and as a result of contractual rate adjustments on adjustable-rate loans.

                                                 More                                      More
                                                 than          More            More        than
                                                 1 Year        than            than        4 Years       More
                                   1 Year          to        2 Years to      3 Years to     to           than         Total
                                  or Less        2 Years     3 Years         4 Years       5 Years     5 Years        Amount
                                  --------     ----------   ----------      -----------   --------     ---------     ---------
                                                              (Dollars in thousands)

Interest-earning assets:
   Mortgage loans................. $ 89,808    $   1,674    $   3,893       $   2,918     $   7,900       $314,765     $420,958
   Consumer and other loans.......    1,806        1,123        2,041           2,331         2,217          1,059       10,577
   Mortgage-backed and  related
     securities...................      208          208          208              69            --             --          693
   Overnight and short term
      investments.................   16,625           --           --              --            --             --       16,625
   Investments and
    interest-earning deposits.....   22,858       21,158       31,159           6,322         1,893          2,107       85,497
                                   --------    ---------    ---------       ---------     ---------       --------     --------
      Total interest-earning
       assets..................... $131,305    $  24,163    $  37,301       $  11,640     $  12,010       $317,931     $534,350
                                   ========    =========    =========       =========     =========       ========     ========

 Interest-bearing liabilities:
  Money market deposit
    accounts and other
      transaction accounts........ $ 22,596       11,298    $  11,298       $      --     $      --                    $ 45,192
   Savings accounts...............    7,429        7,429        7,429           7,428         7,428             --       37,143
  Certified accounts..............  181,801       46,082       33,181          10,581         1,726             --      273,378
                                   --------    ---------    ---------       ---------     ---------       --------     --------
Total interest-bearing
  deposits........................  211,826       64,809       51,915          18,009         9,154             --      355,713
  FHLB advances...................       --        5,000           --              --            --             --        5,000
                                   --------    ---------    ---------       ---------     ---------       --------     --------
   Total interest-bearing
         liabilities.............. $211,826    $  69,809    $  51,915       $  18,009     $   9,154       $     --      360,713
                                   ========    =========    =========       =========     =========       ========     ========
Interest sensitivity gap.......... $(80,521)   $ (45,646)   $ (14,614)      $  (6,369)    $   2,856       $317,931     $173,637
                                   ========    =========    =========       =========     =========       ========     ========
Cumulative interest-rate
 sensitivity gap.................. $(80,521)   $(126,167)   $(140,781)      $(147,150)    $(144,294)      $173,637
Cumulative interest-rate
 sensitivity gap as a
  percentage of total assets......   (14.87)%     (23.29)%     (25.99)%        (27.17)%      (26.64)%        32.06%
Cumulative interest-rate
 gap as a percentage of
 total interest-earning assets....   (15.07)%     (23.61)%     (26.35)%        (27.54)%      (27.00)%        32.49%
Cumulative interest-earning assets
    as a percentage of cumulative
    interest-bearing liabilities..    61.99%       55.20%       57.79%          58.14%        60.00%        148.14%


     Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react differently to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate loans, have features which restrict changes in interest rates both on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels may deviate significantly from those assumed in calculating the table. Finally, the ability of borrowers to service their adjustable-rate loans may decrease in the event of an interest rate increase.

     Net Portfolio Value. As part of its interest rate risk analysis, Fredericksburg Savings uses an interest rate sensitivity model which generates estimates of the change in Fredericksburg Savings' net portfolio value ("NPV") over a range of interest rate scenarios and which is prepared by the OTS on a quarterly basis. NPV is the present value of expected cash flows from assets, liabilities and off-balance sheet contracts. The NPV ratio, under any interest rate scenario, is defined as the NPV in that scenario divided by the market value of assets in the same scenario. The OTS produces such analysis using its own model, based upon data submitted on Fredericksburg Savings' quarterly Thrift Financial Reports, including estimated loan prepayment rates, reinvestment rates and deposit decay rates. The following table sets forth Fredericksburg Savings' NPV as of December 31, 1999.

Change in Interest Rates in                                                  NPV as % of Portfolio
Basis Points (Rate Shock)              Net Portfolio Value                      Value of Assets
------------------------        ----------------------------------        --------------------------
                                                                             NPV
                                 Amount     $ Change      % Change          Ratio          Change(1)
                                 ------     --------      --------        -------          ---------
                                      (Dollars in thousands)
       +300...................   $111,534     (33,910)      (23.00)         23.61%           (477)
       +200...................    122,879     (22,565)      (16.00)         25.30            (308)
       +100...................    134,413     (11,031)       (8.00)         26.92            (146)
      Static..................    145,444          --           --          28.38              --
       -100...................    154,599       9,155         6.00          29.50             112
       -200...................    160,788      15,344        11.00          30.18             180
       -300...................    164,723      19,279        13.00          30.53             216

____________________________
(1)   Expressed in basis points.


     As is the case with the Gap Table, certain shortcomings are inherent in the methodology used in the above interest rate risk measurements. Modeling changes in NPV require the making of certain assumptions which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the NPV model presented assumes that the composition of Fredericksburg Savings' interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the NPV measurements and net interest income models provide an indication of Fredericksburg Savings' interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on Fredericksburg Savings' net interest income and will differ from actual results.

Analysis of Net Interest Income

     Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends upon the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned or paid on them.

     Average Balance Sheets. The following tables set forth certain information relating to Virginia Capital for the years ended December 31, 1999, 1998 and 1997. The average yields and costs are derived by dividing income or expense by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the periods shown except where noted otherwise and reflect annualized yields and costs. Average balances are derived from month-end balances. Management does not believe that the use of average monthly balances instead of average daily balances has caused any material differences in the information presented. The yields and costs include fees which are considered adjustments to yields. Loan interest and yield data does not include any accrued interest from non-accruing loans.

                                                                          For The Years Ended December 31,
                                                          -------------------------------------------------------------------
                                                                           1999                            1998
                                                          ----------------------------------   ------------------------------
                                                                                     Average                         Average
                                                             Average                  Yield/    Average               Yield/
                                                             Balance     Interest      Cost     Balance   Interest     Cost
                                                          -----------  -----------   -------   ---------  ---------  --------
                                                                                 (Dollars in thousands)
Assets:
 Interest-earning assets:
  Mortgage loans, net...................................    $405,516       $31,204     7.69%  $403,766     $32,620     8.08%
  Consumer and other loans, net.........................       9,554           906     9.48      8,845         810     9.16
  Mortgage-backed and related securities................         832           183    22.00      1,165         185    15.88
  Overnight and short-term deposits.....................      48,193         2,284     4.74     23,164         962     4.15
  Investment securities(1)..............................      77,395         4,317     5.58     33,450       1,900     5.68
                                                            --------       -------    -----   --------     -------    -----
      Total interest-earning assets.....................     541,490        38,894     7.18%   470,390     $36,477     7.75%
 Noninterest-earning assets.............................      15,998       -------    -----     13,408     -------    -----
                                                            --------                          --------
       Total assets.....................................    $557,488                          $483,798
                                                            ========                          --------

Total Liabilities and Stockholders' Equity:
  Interest-bearing liabilities:
    Transaction accounts................................    $  1,612       $    43     2.67%  $  2,930     $    11     0.38%
    Savings accounts....................................      77,810         2,270     2.92     82,138       2,674     3.26
    Certificates of deposit.............................     273,829        14,229     5.20    288,258      16,032     5.56
                                                            --------       -------    -----   --------     -------    -----
       Total deposits...................................     353,251        16,542     4.68    373,326      18,717     5.01
    FHLB advances and other borrowings..................       7,538           475     6.30      8,000         495     6.19
                                                            --------       -------    -----   --------     -------    -----
      Total interest-bearing liabilities................     360,789       $17,017     4.72%   381,326     $19,212     5.04%
    Other liabilities...................................      14,989       -------    -----     11,432     -------    -----
                                                            --------                          --------
      Total liabilities.................................     375,778                           392,758
    Stockholders' equity................................     181,710                            91,040
                                                            --------                          --------
      Total liabilities and equity capital..............    $557,488                          $483,798
                                                            ========                          --------
  Net interest income/Net interest rate spread(2).......                   $21,877     2.46%               $17,265     2.71%
                                                                           =======    =====                =======    =====
  Net earning assets/Net interest margin(3).............    $180,701                   4.04%  $ 89,064                 3.67%
                                                            ========                  =====   ========                =====
  Ratio of interest-earning assets to interest-
    bearing liabilities.................................      150.08%                           123.36%


                                                                       For The Years Ended December 31,
                                                                   ---------------------------------------------
                                                                                      1997
                                                                   ---------------------------------------------
                                                                                                       Average
                                                                    Average                             Yield/
                                                                    Balance          Interest            Cost
                                                                  -----------       ------------       ----------
                                                                               (Dollars in thousands)
Assets:
 Interest-earning assets:
  Mortgage loans, net...................................          $399,924              $32,879             8.22%
  Consumer and other loans, net.........................             8,495                  696             8.19
  Mortgage-backed and related securities................             1,396                  237            16.98
  Overnight and short-term deposits.....................            13,076                  623             4.76
  Investment securities(1)..............................            34,851                2,069             5.94
                                                                  --------              -------            -----
      Total interest-earning assets.....................           457,742              $36,504             7.97%
                                                                                        -------            -----
  Noninterest-earning assets............................            13,052
                                                                  --------
       Total assets.....................................          $470,794
                                                                  ========



Total Liabilities and Stockholders' Equity:
  Interest-bearing liabilities:
    Transaction accounts................................          $  3,329              $     7             0.21%
    Savings accounts....................................            86,907                2,818             3.24
    Certificates of deposit.............................           285,410               15,991             5.60
                                                                  --------              -------            -----
       Total deposits...................................           375,646               18,816             5.01
    FHLB advances and other borrowings..................             9,667                  602             6.23
                                                                  --------              -------            -----
      Total interest-bearing liabilities................           385,313              $19,418             5.04%
                                                                                        -------            -----
    Other liabilities...................................             8,897
                                                                  --------
      Total liabilities.................................           394,210
    Stockholders' equity................................            76,584
                                                                  --------
      Total liabilities and equity capital..............          $470,794
                                                                  ========
  Net interest income/Net interest rate spread(2).......                                $17,086             2.93%
                                                                                        =======            =====
  Net earning assets/Net interest margin(3).............          $ 72,429                                  3.73%
                                                                  ========                                 =====
  Ratio of interest-earning assets to interest-
    bearing liabilities.................................            118.80%

----------------
(1)  Includes securities available-for-sale and stock in FHLB-Atlanta.
(2) Net interest rate spread represents the difference between the weight average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Net interest margin represents net interest income as a percentage of average interest-earning assets.

     Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected Virginia Capital's interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated on a proportional basis between changes in rate and volume.

                                                                        Year Ended                         Year Ended
                                                                    December 31, 1999                   December 31, 1998
                                                                       Compared to                         Compared to
                                                                        Year Ended                          Year Ended
                                                                    December 31, 1998                   December 31, 1997
                                                         ------------------------------------     -------------------------------
                                                                    Increase (Decrease)                  Increase (Decrease)
                                                                          Due to                               Due to
                                                         ------------------------------------     -------------------------------
                                                                Volume      Rate      Net     Volume     Rate       Net
                                                                ------      ----      ---     ------     ----       ---
                                                                                      (In thousands)
Interest-earning assets:
  Mortgage loans, net........................................   $  141   $(1,557)  $(1,416)   $ 317    $(576)    $(259)
  Consumer and other loans...................................       65        31        96       29       85       114
  Mortgage-backed and related
    securities...............................................      (53)       51        (2)     (39)     (13)      (52)
  Overnight and short term deposits..........................    1,039       283     1,322      480     (141)      339
  Investment securities and interest-earning
    deposits.................................................    2,496     (  79)    2,417      (83)     (86)     (169)
                                                                ------   -------   -------    -----    -----     -----
      Total interest-earning assets..........................   $3,688   $(1,271)  $ 2,417    $ 704    $(731)    $ (27)
                                                                ======   =======   =======    =====    =====     =====
Interest-bearing liabilities:
  Transaction accounts.......................................   $   (5)  $    37   $    32    $  (1)   $   5         4
  Savings accounts...........................................     (141)     (263)     (404)    (155)      11      (144)
  Certificate of deposits....................................     (802)   (1,001)   (1,803)     159     (118)       41
                                                                ------   -------   -------    -----    -----      -----
       Total interest-bearing deposits.......................     (948)   (1,227)   (2,175)       3     (102)      (99)
  FHLB advances..............................................      (29)        9       (20)    (104)      (3)     (107)
                                                                ------   -------   -------    -----    -----     -----
      Total interest-bearing liabilities.....................   $ (977)  $(1,218)  $(2,195)   $(101)   $(105)    $(206)
                                                                ======   =======   =======    =====    =====     =====

Comparison of Financial Condition at December 31, 1999 and December 31, 1998

    Virginia Capital's consolidated assets totalled $541.6 million at December 31, 1999, a decrease of $35.1 million, or 6.1%, from total assets of $576.7 million at December 31, 1998. Assets decreased in the first quarter of 1999 due to the return of excess funds received from the public offering of stock completed in December 1998. Assets decreased in the second half of 1999 with Virginia Capital's purchase of 456,192 shares of common stock for its Stock-Based Incentive Plan Trust and Virginia Capital's repurchase of 570,240 shares of common stock. Dividends of $.40 per share were paid totalling $4.1 million in 1999. Stockholders' equity of $173.1 million at December 31, 1999 represented 31.96% of total assets.

    Loans. Virginia Capital's loan portfolio increased $10.4 million, or 2.5%, from $421.1 million at December 31, 1998 to $431.5 million at December 31, 1999. Total mortgage loans, which include real estate construction loans, were $421.0 million at December 31, 1999, an increase of $8.9 million from $412.1 million at December 31, 1998. Mortgage loans, including real estate construction loans, represented 97.55% of the lending portfolio at December 31, 1999 and 97.85% at December 31, 1998. One- to four-family residential mortgage loans were $370.2 million at December 31, 1999, an increase of $7.9 million from $362.3 million at December 31, 1998. Non-residential real estate mortgage loans were $33.6 million at December 31, 1999, an increase of $447,000 from $33.1 million at December 31, 1998. Construction and development loans increased $1.0 million from $12.1 million at December 31, 1998 to $13.1 million at December 31, 1999. The increase in Virginia Capital's loan portfolio was funded by principal repayments on loans, redemption of investment securities and, to a minor extent, deposit growth.

     Allowance for Loan Losses. The allowance for loan losses was $5.7 million at December 31, 1999 and December 31, 1998. The stable allowance during this period reflects continued improvement in non-performing assets and net charged off loans, as well as management's belief that there is economic stability in Fredericksburg Savings' market area. The adequacy of the allowance for loan losses is evaluated monthly by management based upon a review of significant loans, with particular emphasis on nonperforming and delinquent loans that management believes warrant special attention. At December 31, 1999, the allowance for loan losses provided coverage of 131.36% of total nonperforming loans of $4.3 million, an increase from 120.42% of total nonperforming loans of $4.7 million at December 31, 1998. The ratio of allowance for loan losses to net loans receivable was 1.33% compared to 1.36% for 1998 and 1.31% for 1997.

     Investment Securities. Investment securities classified as held-to-maturity were $693,000 at December 31, 1999, a decrease of $297,000 from $990,000 at
December 31, 1998. These securities consist of Fannie Mae and Ginnie Mae mortgage-backed securities. The decrease in these securities resulted from principal payments received during 1999. Investment securities classified as available-for-sale were $81.9 million at December 31, 1999, an increase of $51.5 million from $30.4 million at December 31, 1998. The increase was primarily due to the investment of funds received from the public offering of stock completed in December 1998.

     Deposits. Total deposits increased $2.5 million, or .7%, from $354.8 million at December 31, 1998 to $357.3 million at December 31, 1999. Transaction accounts increased $2.6 million, or 190.8%, from $1.4 million at December 31, 1998 to $4.0 million at December 31, 1999. Savings accounts increased $4.6 million, or 6.1%, from $75.4 million at December 31, 1998, to $80.0 million at December 31, 1999. Certificates of deposit decreased $4.7 million, or 1.7%, from $278.1 million at December 31, 1998, to $273.4 million at December 31, 1999.

Comparison of Operating Results for the Years Ended December 31, 1999 and 1998

     General. Net income for the year ended December 31, 1999 was $9.0 million or $.88 per share compared to $1.4 million for the year ended December 31, 1998. Net interest income for 1999 totaled $21.9 million, an increase of $4.6 million from $17.3 million for 1998, resulting primarily from investment of proceeds from the mutual to stock conversion in December of 1998 and a $2.2 million decrease in interest expense from 1998. Noninterest income increased by $1.2 million from 1998, primarily the result of gains realized on the sale of securities in 1999. Noninterest expense decreased $6.0 million from 1998. The higher noninterest expense in 1998, and lower level of earnings for 1998, was primarily due to a one-time charitable contribution of $8.4 million to establish a charitable foundation, Fredericksburg Savings Charitable Foundation, as part of Fredericksburg Savings' conversion to a stock organization. Virginia Capital's return on average assets was 1.62% for the year ended December 31, 1999 compared to .29% for the year ended December 31, 1998. Virginia Capital's return on average equity was 4.98% for the year ended December 31, 1999 compared to 1.53% for the year ended December 31, 1998. The return on average assets and return on average equity for 1998 were both substantially affected by the one-time charge to establish the charitable foundation.

     Interest Income. Interest income was $38.9 million for the year ended December 31, 1999, an increase of $2.4 from $36.5 million for the year ended December 31, 1998. Interest on mortgage loans, the largest component of interest income, decreased $1.4 million from $32.6 million for the year ended December 31, 1998 to $31.2 million for the year ended December 31, 1999. While the average balance of mortgage loans increased $1.7 million from $403.8 million for the year ended December 31, 1998 to $405.5 for the year ended December 31, 1999, the average yield on mortgage loans declined 39 basis points from 8.08 % to 7.69% resulting in the decrease in interest on mortgage loans. Interest income on overnight and short-term deposits and investment securities was $6.6 million for the year ended December 31, 1999, an increase of $3.7 million from $2.9 million for the year ended December 31, 1998. The $3.7 million increase in interest income on overnight and short-term deposits and investment securities was primarily due to a $69.0 million increase in the average balance of overnight and short-term deposits and investment securities outstanding from $56.6 million for the year ended December 31, 1998 to $125.6 million for the year ended December 31, 1999. This $69.0 million increase was primarily due to funds raised in Virginia Capital's public offering of stock. For the year ended December 31, 1999, the average yield on overnight and short-term deposits and investment securities was 4.74% and 5.58%, respectively. For the year ended December 31, 1998, the average yield on overnight and short-term deposits and investment securities was 4.15% and 5.68%, respectively. Average interest-earning assets were $541.5 million for the year ended December 31, 1999, an increase of $71.1 million, or 15.1%, from $470.4 million for the year ended December 31, 1998. The average yield on interest earning assets decreased 57 basis points to 7.18% for the year ended December 31, 1999, from 7.75% for the year ended December 31, 1998.

     Interest Expense. Interest expense was $17.0 million for the year ended December 31, 1999, a decrease of $2.2 million from $19.2 million for the year ended December 31, 1998. Substantially all of Fredericksburg Savings' interest expense is from interest-bearing deposits, the largest category of the deposits being certificates of deposit. Interest expense on certificates was $14.2 million for the year ended December 31, 1999, a decrease of $1.8 million from $16.0 million for the year ended December 31, 1998. The average balance of certificates of deposit decreased $14.4 million from $288.2 million for the year ended December 31, 1998 to $273.8 million for the year ended December 31, 1999. The average cost of certificates of deposit decreased by 36 basis points from 5.56% for the year ended December 31, 1998 to 5.20% for the year ended December 31, 1999. Market conditions continue to effect the ability of Virginia Capital to attract and maintain time deposits and the rates paid on these deposits. Interest expense on savings accounts decreased $404,000, from $2.7 million for the year ended December 31, 1998 to $2.3 million for the year ended December 31, 1999. This decrease is attributable to a $4.3 million decrease in the average balance of savings accounts from $82.1 million for the year ended December 31, 1998 to $77.8 million for the year ended December 31, 1999; and, a decrease in the average cost of savings accounts of 34 basis points from 3.26% for the year ended December 31, 1998 to 2.92% for the year ended December 31, 1999. Interest expense on Federal Home Loan Bank advances decreased $20,000 from $495,000 for the year ended December 31, 1998 to $475,000 for the year ended December 31, 1999. This $20,000 decrease resulted from the maturity of a $3.0 million advance from the Federal Home Loan Bank in November 1999. Average interest-bearing liabilities decreased $20.5 million from $381.3 million for the year ended December 31, 1998 to $360.8 million for the year ended December 31, 1999. The average cost of interest-bearing liabilities was 4.72% and 5.04% for the years ended December 31, 1999 and 1998, respectively.

     Provision for Loan Losses. The provision for loan losses for the year ended December 31, 1999 was $116,000, a decrease of $345,000 from $461,000 for the year ended December 31, 1998. Net charge-offs decreased from $255,000 for the year ended December 31, 1998 to $111,000 for the year ended December 31, 1999. Impaired loans remained constant at $3.3 million at December 31, 1999 and 1998, mitigating the need for additional provisions for loan losses.

     Noninterest Income. Total noninterest income increased $1.2 million, or 239.7%, to $1.6 million for the year ended December 31, 1999, compared to $481,000 for the year ended December 31, 1998. Noninterest income consists of loan fees and service charges, deposit account fees and service charges, and net gain from the sale of investments. The increase in noninterest income was due primarily to a $1.2 million increase in net gain from the sale of investments. In the fourth quarter of 1999, assets held in a trust to fund a benefit plan were sold in conjunction with the termination of the benefit plan, resulting in a fourth quarter gain on sale of securities of approximately $1.0 million.

     Noninterest Expense. Total noninterest expense decreased $6.0 million from $14.8 million for the year ended December 31, 1998 to $8.8 million for the year ended December 31, 1999. Noninterest expense for the year ended December 31, 1998 includes a one-time expense of $8.4 million to establish the Fredericksburg Savings Charitable Foundation, which is a tax-exempt organization established by Fredericksburg Savings to serve Fredericksburg Savings' local community area. Excluding this one-time expense in 1998, Virginia Capital's noninterest expense was $6.4 million, which is $2.4 million less than the $8.8 million of noninterest expense for 1999. Virginia Capital's efficiency ratio was 37.61% for the year ended December 31, 1999 and was 83.89% for the year ended December 31, 1998.

     Compensation and benefits expense increased $1.4 million from $3.6 million for the year ended December 31, 1998 to $5.0 million for the year ended December 31, 1999. The 1999 compensation expense includes $890,000 related to the employee stock ownership plan and stock-based compensation plan compared to $275,000 for 1998. The employee stock ownership plan was established by Fredericksburg Savings in the fourth quarter of 1998, therefore, there is no expense related to this plan in the first three-quarters of 1998. Stockholders approved the stock-based compensation plan on June 25, 1999, therefore, there is no expense related to this plan in 1998. During the fourth quarter of 1999, two of Fredericksburg Savings' benefit plans were terminated and another modified in an effort to better align Fredericksburg Savings' benefits structure with corporate goals. The additional compensation cost incurred in the fourth quarter of 1999 to terminate and modify these plans was $1.2 million, which was partially offset by the approximately $1.0 million gain on sale of securities held by a Rabbi-Trust used to fund one of these plans. Excluding this $1.2 million of compensation expense to terminate and modify these plans, 1999 compensation expense related to these three plans was $345,000 compared to $857,000 in 1998. The early termination and modification of these plans reduced future accruals, and accordingly, Virginia Capital's obligation under these plans.

     Advertising expense increased $164,000 from $251,000 for the year ended December 31, 1998 to $415,000 for the year ended December 31, 1999 with the commencement of a new marketing program in 1999.

     Income Taxes. Income tax expense increased $4.5 million from $1.0 million for the year ended December 31, 1998 to $5.5 million for the year ended December 31, 1999. The significantly lower income tax expense in 1998 was primarily the result of an approximately $3.5 million tax benefit related to the charitable contribution to establish the Fredericksburg Savings Charitable Foundation.

Comparison of Operating Results for the Years Ended December 31, 1998 and 1997

     General. Net income for the year ended December 31, 1998 was $1.4 million, a decrease of $5.0 million from $6.4 million for the year ended December 31, 1997. Net interest income increased $179,000, or 1.1%, from $17.1 million for the year ended December 31, 1997 to $17.3 million for the year ended December 31, 1998, resulting primarily from a decrease in interest expense. Noninterest income increased by $21,000 from 1997, while noninterest expense increased $8.1 million from 1997. The increase in noninterest expense was primarily the result of a one-time charitable contribution of $8.4 million to establish a charitable foundation as part of Fredericksburg Savings' conversion to a stock organization. Virginia Capital's return on average assets was .29% for the year ended December 31, 1998 compared to 1.36% for the year ended December 31, 1997. Virginia Capital's return on average equity was 1.53% for the year ended December 31, 1998 compared to 8.39% for the year ended December 31, 1997. Both of these ratio's being substantially affected by the current year one-time charge to establish the charitable foundation.

     Interest Income. Interest income was $36.5 million for each of the years ended December 31, 1998 and 1997. Interest on mortgage loans, the largest component of interest income decreased $259,000 from $32.9 million for the year ended December 31, 1997 to $32.6 million for the year ended December 31, 1998. While the average balance of mortgage loans increased $3.9 million from $399.9 million for the year ended December 31, 1997 to $403.8 million for the year ended December 31, 1998, the average yield on mortgage loans declined 14 basis points from 8.22% to 8.08% resulting in the decrease in interest on mortgage loans. Interest income on investment securities was $3.0 million for the year ended December 31, 1998, an increase of $118,000 from $2.9 million for the year ended December 31, 1997. The increase in interest income on investments was due primarily to a $339,000 increase in interest income from overnight and short-term deposits investments, partially offset by a $221,000 decrease in interest income from mortgage-backed and investment securities. The $221,000 decrease in interest on mortgage-backed and investment securities was due to a $1.6 million decrease in the average balance of mortgage-backed and investment securities outstanding from $36.2 million for the year ended December 31, 1997 to $34.6 million for the year ended December 31, 1998. In addition, the average yield on mortgage-backed and investment securities declined 136 basis points from 1997 to 1998, further decreasing interest income. The $339,000 increase in interest income from overnight and short-term deposits was primarily due to a $10.1 million increase in the average balance of this investment from $13.1 million for the year ended December 31, 1997 to

$23.2 million for the year ended December 31, 1998. This $10.1 million increase was primarily due to funds raised in Virginia Capital's public offering of stock. Average interest-earning assets were $470.4 million for the year ended December 31, 1998, an increase of $12.7 million, or 2.77%, from $457.7 million for the year ended December 31, 1997. The average yield on interest-earning assets decreased 22 basis points to 7.75% for the year ended December 31, 1998, from 7.97% for the year ended December 31, 1997.

     Interest Expense. Interest expense was $19.2 million for the year ended December 31, 1998, a decrease of $200,000 from $19.4 million for the year December 31, 1997. Substantially all of Fredericksburg Savings' interest expense is from interest-bearing deposits, the largest category of the deposits being certificates of deposit. Interest expense on certificates of deposit was $16.0 million for the years ended December 31, 1998 and 1997. The average balance of certificates of deposit increased $2.9 million from $285.4 million for the year ended December 31, 1997 to $288.3 million for the year ended December 31, 1998, the effect of which was partially offset by a decrease in the average cost of certificates of deposit by 4 basis points from 5.60% for the year ended December 31, 1997 to 5.56% for the year ended December 31, 1998. Interest expense on savings accounts decreased $144,000, from $2.8 million for the year ended December 31, 1997 to $2.7 million for the year ended December 31, 1998. This decrease is primarily attributable to a $4.8 million decrease in the average balance of savings accounts, which decreased from $86.9 million for the year ended December 31, 1997 to $82.1 million for the year ended December 31,1998. The average cost of savings accounts increased 2 basis points from 3.24% for the year ended December 31, 1997 to 3.26% for the year ended December 31, 1998. Interest expense on Federal Home Loan Bank advances decreased $107,000 from $602,000 for the year ended December 31, 1997 to $495,000 for the year ended December 31, 1998. This $107,000 decrease resulted from the maturity of a $2 million advance from the Federal Home Loan Bank in November 1997. Average interest-bearing liabilities decreased $4.0 million from $385.3 million for the year ended December 31, 1997 to $381.3 million for the year ended December 31, 1998. The average cost of interest-bearing liabilities was 5.04% for the years ended December 31, 1998 and 1997.

     Provision for Loan Losses. The provision for loan losses for the year ended December 31, 1998 was $461,000, an increase of $86,000 from $375,000 for the year ended December 31,1997. The increase resulted from management's continuing assessment of the adequacy of the allowance for loan losses.

     Noninterest Income. Total noninterest income increased $21,000, or 4.6%, to $481,000 for the year ended December 31, 1998, compared to $460,000 for the year ended December 31, 1997. Noninterest income consists of loan fees and service charges, deposit account fees and service charges, and net gain from the sale of investments. The increase in noninterest income was due primarily to a $65,000 increase in net gain from the sale of investments, partially offset by a $44,000 decrease in fees, service charges and other income.

     Noninterest Expense. Total noninterest expense increased $8.1 million from $6.8 million for the year ended December 31, 1997 to $14.9 million for the year ended December 31, 1998. Noninterest expense for the year ended December 31, 1998 includes a one-time expense of $8.4 million to establish the Fredericksburg Savings Charitable Foundation. Excluding this one-time expense, Virginia Capital's noninterest expense was $6.5 million, a decrease of $300,000 from 1997. Virginia Capital's efficiency ratio was 83.89% for the year ended December 31, 1998 and was 38.72% for the year ended December 31, 1997. Excluding the expense to establish the Fredericksburg Savings Charitable Foundation, Virginia Capital's efficiency ratio was 36.28%, a 2.4% decline from 1997.

     Compensation and benefits expense increased $41,000 from $3.5 million for the year ended December 31, 1997 to $3.6 million for the year ended December 31, 1998. The 1998 expense includes $275,000 of compensation expense related to the employee stock ownership plan established by Fredericksburg Savings during 1998. As this plan was established during 1998, there is no expense related to this plan in the 1997 compensation and benefits expense. The stable compensation expense from 1997 to 1998 is directly related to ongoing measures of management to increase operating efficiencies. Occupancy and equipment costs have remained stable with only a 3.2% increase of $23,000 from 1997 to 1998. Federal deposit insurance premium expense remained relatively stable from 1997 to 1998 with a 5.0% decline to $228,000 for the year ended December 31, 1998. Other noninterest expense decreased $456,000, or 20.4%, from $2.2 million for the year ended December 31, 1997, to

$1.8 million for the year ended December 31, 1998. This decrease was the result of a $202,000 decrease in legal and professional fees and a decline of $254,000 in general operating expenses.

     Income Taxes. Income tax expense decreased $3.0 million from $4.0 million for the year ended December 31 1997 to $1.0 million for the year ended December 31, 1998. The decrease was primarily the result of an approximately $3.5 million tax benefit related to the charitable contribution to establish the Fredericksburg Savings Charitable Foundation.

Liquidity and Capital Resources

     Fredericksburg Savings' primary sources of funds are deposits, principal and interest payments on loans, mortgage-backed and investment securities and Federal Home Loan Bank advances. While maturities and scheduled amortization of loans are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Fredericksburg Savings has continued to maintain the required levels of liquid assets as defined by Office of Thrift Supervision regulations. This requirement of the Office of Thrift Supervision, which may be varied at the direction of the Office of Thrift Supervision depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. Fredericksburg Savings' currently required liquidity ratio is 4.00%. At December 31, 1999, Fredericksburg Savings' liquidity ratio was 20.82%, which is higher than desired at this time due to proceeds received from Virginia Capital's public offering.

     Virginia Capital's most liquid assets are cash and cash equivalents and securities available-for-sale. The levels of these assets are dependent on Fredericksburg Savings' operating, financing, lending and investing activities during any given period. At December 31, 1999, Virginia Capital's cash and cash equivalents and securities available-for-sale totalled $100.4 million, or 18.5% of Virginia Capital's total assets.

     Fredericksburg Savings has other sources of liquidity if a need for additional funds arises. At December 31, 1999, Fredericksburg Savings had $5.0 million in advances outstanding from the Federal Home Loan Bank and, at December 31, 1999, had an additional overall borrowing capacity from the Federal Home Loan Bank of $46.4 million.

     At December 31, 1999, Fredericksburg Savings had commitments to fund loans and unused outstanding lines of credit, unused standby letters of credit and undisbursed proceeds of construction mortgages totaling $35.3 million. Fredericksburg Savings anticipates that it will have sufficient funds available to meet its current loan origination commitments. Certificate accounts, including IRA and Keogh accounts, which are scheduled to mature in less than one year from December 31, 1999, totalled $181.8 million. Based upon experience, management believes the majority of maturing certificates of deposit will remain with Fredericksburg Savings. In addition, management of Fredericksburg Savings believes that it can adjust the rates offered on certificates of deposit to retain deposits in changing interest rate environments. In the event that a significant portion of these deposits are not retained by Fredericksburg Savings, Fredericksburg Savings would be able to utilize Federal Home Loan Bank advances to fund deposit withdrawals, which would result in an increase in interest expense to the extent that the average rate paid on such advances exceeds the average rate paid on deposits of similar duration.

     At December 31, 1999, Fredericksburg Savings exceeded all minimum regulatory capital requirements. See Note 11 to the Consolidated Financial Statements.

     The primary investing activities of Fredericksburg Savings are the origination of residential one- to four-family loans, non-residential real estate loans, real estate construction and development loans, and the purchase of United States Treasury and agency securities, mortgage-backed and mortgage-related investment securities and other investment securities. During the years ended December 31, 1999, 1998 and 1997, Fredericksburg Savings' loan originations totalled $123.9 million, $143.7 million and $112.5 million, respectively. Purchases of United States Treasury and agency securities, mortgage-backed and mortgage related investment securities and other investment securities totalled $66.2 million, $10.3 million and $5.4 million for the years ended December 31,

1999, 1998 and 1997, respectively. These activities were funded primarily by principal repayments on loans and mortgage-backed and mortgage related investment securities and other investment securities, and to a minor extent deposit growth.

     Fredericksburg Savings experienced a net increase (decrease) in total deposits of $2.5 million, ($19.3 million) and ($800,000) for the years ended December 31, 1999, 1998 and 1997, respectively. Deposit flows are affected by the level of interest rates, the interest rates and products offered by local competitors, interest rates offered by Fredericksburg Savings and other factors.

Year 2000 Compliance

     The Year 2000 issue which confronted Fredericksburg Savings and its suppliers and customers centered on the inability of computer systems to recognize the Year 2000. Many computer programs and systems originally were programmed with six-digit dates that provided only two digits to identify the calendar year in the date field. These programs and computers would have recognized "00" as the year 1900 rather than the year 2000.

     Fredericksburg Savings management was assigned the tasks of ensuring that all systems across Fredericksburg Savings were identified, analyzed for Year 2000 compliance, corrected when necessary and tested, and ensured that all changes were implemented. Total costs related to Year 2000 remediation efforts were approximately $221,000. Since January 1, 2000, Fredericksburg Savings' Year 2000 project team has reviewed and analyzed all systems for Year 2000 compliance and found no material adverse impact on Fredericksburg Savings' operations, or in turn, its financial condition and results of operations. Fredericksburg Savings continues to monitor its Year 2000 compliance.

Impact of Inflation and Changing Prices

     The Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which provide for the measurement of financial position and operating results generally in terms of historical dollar amounts without considering the changes in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of Virginia Capital's operations. Unlike nonfinancial service companies, nearly all of the assets and liabilities of Virginia Capital are monetary in nature. As a result, interest rates have a greater impact on Virginia Capital's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                             [LETTERHEAD OF KPMG]

                         Independent Auditors' Report


The Board of Directors
Virginia Capital Bancshares, Inc.
Fredericksburg, Virginia


We have audited the accompanying consolidated balance sheet of Virginia Capital Bancshares, Inc. and subsidiary (the Company) as of December 31, 1999, and the related consolidated statements of income, comprehensive income (loss), changes in stockholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The accompanying financial statements of the Company as of December 31, 1998 and for each of the years in the two-year period then ended, were audited by other auditors whose report thereon dated January 21, 1999 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 1999 consolidated financial statements referred to above present fairly, in all material respects, the financial position of Virginia Capital Bancshares, Inc. and subsidiary as of December 31, 1999, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


                                                  /s/ KPMG LLP

Richmond, Virginia
January 18, 2000

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                         Consolidated Balance Sheets

                          December 31, 1999 and 1998

                       (In Thousands Except Share Data)

                         Assets                                         1999            1998
                                                                      ---------      ----------
Cash and cash equivalents (includes interest-bearing deposits
  of $16,625 in 1999; $114,963 in 1998)                               $  18,555         115,734
Investment securities (note 3):
  Held-to-maturity (fair value $705 in 1999; $1,003 in 1998)                693             990
  Available-for-sale (cost $84,116 in 1999; $29,709 in 1998)             81,884          30,381
Federal Home Loan Bank stock, restricted, at cost                         3,613           3,539
Loans receivable, net (notes 4 and 8)                                   422,079         411,791
Property and equipment, net (note 6)                                      3,580           3,587
Accrued interest receivable                                               3,418           2,588
Real estate acquired through foreclosure, net (note 5)                      416           1,177
Other assets                                                              2,019             472
Deferred tax asset (note 14)                                              5,382           6,417
                                                                      ---------      ----------
                                                                      $ 541,639         576,676
                                                                      =========      ==========

          Liabilities and Stockholders' Equity

Liabilities:
  Deposits (note 7)                                                   $ 357,289         354,788
  Official bank checks                                                    3,291          21,064
  Advances from Federal Home Loan Bank (note 8)                           5,000           8,000
  Advances from borrowers for taxes and insurance                         1,041           1,048
  Accrued expenses and other liabilities (note 9)                         1,924           6,570
                                                                      ---------      ----------
     Total liabilities                                                  368,545         391,470
                                                                      =========      ==========

Stockholders' equity:
  Preferred stock, 5,000,000 shares authorized, none issued                  --              --
  Common stock, $.01 par value, 75,000,000 shares authorized, issued and outstanding 10,834,560 in 1999 and 11,404,800
   in 1998                                                                  108             114
  Additional paid-in capital                                            103,226         112,303
  Common stock held by stock benefit plans (notes 9 and 10)             (15,062)         (8,920)
  Retained earnings, substantially restricted                            86,206          81,292
  Accumulated other comprehensive income (loss)                          (1,384)            417
                                                                      ---------      ----------
     Total stockholders' equity                                         173,094         185,206

Commitments and contingencies (note 12)
                                                                      ---------      ----------
     Total liabilities and stockholders' equity                       $ 541,639         576,676
                                                                      =========      ==========

See accompanying notes to consolidated financial statements

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                       Consolidated Statements of Income

                 Years ended December 31, 1999, 1998 and 1997

                 (Dollars in Thousands Except Per Share Data)

                                                          1999                1998                1997
                                                      ------------        ------------        ------------
Interest income:
  Interest and fees on loans                          $     32,110              33,430              33,575
  Interest on investment securities                          6,784               3,047               2,929
                                                      ------------        ------------        ------------
     Total interest income                                  38,894              36,477              36,504
                                                      ------------        ------------        ------------

Interest expense:
  Deposits (note 7)                                         16,542              18,717              18,816
  Advances and other borrowings                                475                 495                 602
                                                      ------------        ------------        ------------
     Total interest expense                                 17,017              19,212              19,418
                                                      ------------        ------------        ------------
     Net interest income before provision
       for loan losses                                      21,877              17,265              17,086

Provision for loan losses (note 4)                             116                 461                 375
                                                      ------------        ------------        ------------
     Net interest income after provision
       for loan losses                                      21,761              16,804              16,711
                                                      ------------        ------------        ------------

Noninterest income:
  Fees and service charges                                     298                 290                 330
  Securities gains, net (note 3)                             1,290                 123                  67
  Other                                                         47                  68                  63
                                                      ------------        ------------        ------------
     Total noninterest income                                1,635                 481                 460
                                                      ------------        ------------        ------------

Noninterest expense:
  Compensation and benefits                                  5,029               3,552               3,506
  Occupancy and equipment                                      828                 740                 717
  Advertising                                                  415                 251                 217
  Charitable contributions (note 2)                              3               8,591                  95
  Other                                                      2,568               1,752               2,259
                                                      ------------        ------------        ------------
     Total noninterest expense                               8,843              14,886               6,794
                                                      ------------        ------------        ------------
     Income before income taxes                             14,553               2,399              10,377

Income tax expense (note 14)                                 5,513               1,003               3,952
                                                      ------------        ------------        ------------
     Net income                                       $      9,040               1,396               6,425
                                                      ============        ============        ============

Earnings per share - basic                            $       0.88                  --                  --
Earnings per share - diluted                                  0.88                  --                  --
                                                      ============        ============        ============

See accompanying notes to consolidated financial statements.

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

            Consolidated Statements of Comprehensive Income (Loss)

                 Years ended December 31, 1999, 1998 and 1997

                            (Dollars in Thousands)

                                                                    1999           1998           1997
                                                                 ----------     ----------     ----------
Net income                                                       $    9,040          1,396          6,425

Other comprehensive income (loss):
  Holding gains (losses) on securities available-
  for-sale arising during the year, net of tax of
  $613, $195 and $243, for 1999, 1998 and 1997, respectively         (1,001)           316            394
  Less reclassification adjustment for net gains
    included in net income, net of tax of $490,
    $47 and $25, for 1999, 1998 and 1997, respectively                  800             76             42
                                                                 ----------     ----------     ----------
      Total other comprehensive income (loss)                        (1,801)           240            352
                                                                 ----------     ----------     ----------
      Comprehensive income                                       $    7,239          1,636          6,777
                                                                 ==========     ==========     ==========

See accompanying notes to consolidated financial statements.

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

          Consolidated Statements of Changes in Stockholders' Equity

                 Years ended December 31, 1999, 1998 and 1997

                   (Dollars in Thousands Except Share Data)

                                                                              Common       Retained      Accumulated
                                                             Additional       Stock        Earnings        Other          Total
                                      Preferred    Common     Paid-in        held by     Substantially  Comprehensive  Stockholders'
                                        Stock      Stock      Capital     Benefit Plans    Restricted   Income (Loss)     Equity
                                      ---------   --------   ----------   -------------  -------------  -------------  ------------
Balance, December 31, 1996            $      --         --           --              --         73,471           (175)       73,296

Net income                                   --         --           --              --          6,425             --         6,425
Other comprehensive income                   --         --           --              --             --            352           352
                                      ---------   --------   ----------      ----------     ----------     ----------    ----------
Balance, December 31, 1997                   --         --           --              --         79,896            177        80,073

Net income                                   --         --           --              --          1,396             --         1,396
Issuance of 10,560,000 shares
 in the initial public
 offering at $10.00 per share                --        106      103,863              --             --             --       103,969
Issuance of 844,800 shares
 to charitable foundation                    --          8        8,440              --             --             --         8,448
Loan to ESOP for purchase of
 common stock                                --         --           --          (9,124)            --             --        (9,124)
ESOP shares committed to be
 released                                    --         --           --             204             --             --           204
Other comprehensive income                   --         --           --              --             --            240           240
                                      ---------   --------   ----------      ----------     ----------     ----------    ----------
Balance, December 31, 1998                   --        114      112,303          (8,920)        81,292            417       185,206

Net income                                   --         --           --              --          9,040             --         9,040
Cash dividends declared ($.40
 per share)                                  --         --           --              --         (4,126)            --        (4,126)
Stock repurchases                            --         (6)      (8,923)             --             --             --        (8,929)
Shares acquired for restricted
 stock awards, net                           --         --         (329)         (7,067)            --             --        (7,396)
Amortization of restricted stock
 awards                                      --         --           --             559             --             --           559
ESOP shares committed to be
 released                                    --         --          175             366             --             --           541
Other comprehensive loss                     --         --           --              --             --         (1,801)       (1,801)
                                      ---------   --------   ----------      ----------     ----------     ----------    ----------
Balance, December 31, 1999            $      --        108      103,226         (15,062)        86,206         (1,384)      173,094
                                      =========   ========   ==========      ==========     ==========     ==========    ==========

See accompanying notes to consolidated financial statements.

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

                 Years ended December 31, 1999, 1998 and 1997

                            (Dollars in Thousands)

                                                                         1999          1998         1997
                                                                      ----------     ---------     --------
Cash flows from operating activities:
    Net income                                                         $   9,040        1,396        6,425
    Adjustments to reconcile net income to net cash
      provided by operating activities:
         Depreciation                                                        440          370          371
         Provision for loan losses                                           116          461          375
         Realized gains on investment securities                          (1,290)        (123)         (67)
         ESOP shares committed to be released                                541           --           --
         Amortization of restricted stock awards                             559           --           --
         Charitable contribution funded with Company stock                    --        8,448           --
         Provision for loss on real estate owned                              --           21          167
         Premium/discount on investment securities                           149          (80)         (66)
         Deferred loan fees and costs, net                                   123          332          266
         Deferred income taxes                                             2,138       (3,177)         (38)
         Increase in accrued interest receivable                            (830)         (13)        (150)
         (Increase) decrease in other assets                              (2,767)        (430)         610
         Increase (decrease) in advances by borrowers for
           taxes and insurance                                                (7)         112           92
         Increase (decrease) in other liabilities                         (4,646)       1,138            5
                                                                       ---------      -------      -------
               Net cash provided by operating activities                   3,566        8,455        7,990
                                                                       ---------      -------      -------
Cash flows from investing activities:
    Proceeds from sale of securities available-for-sale                    5,637          692          737
    Proceeds from redemption of securities available-for-sale              8,250       10,823        6,075
    Purchase of FHLB stock                                                   (74)         (91)        (215)
    Purchases of securities available-for-sale                           (67,160)     (10,322)      (5,420)
    Principal payments on mortgage-backed securities                         378          346          281
      held-to-maturity
    Loan originations and principal payments, net                        (10,527)      (1,462)     (11,422)
    Purchases of property and equipment                                     (570)        (459)        (271)
    Proceeds from sale of real estate acquired through
      foreclosure                                                          2,044        2,751        3,134
                                                                       ---------      -------      -------
               Net cash provided by (used in) investing activities       (62,022)       2,278       (7,101)
                                                                       ---------      -------      -------

Cash flows from financing activities:
    Net increase (decrease) in savings account                             7,189       (8,089)      (4,894)
    Net increase (decrease) in certificates of deposit                    (4,688)     (11,235)       6,355
    Net increase (decrease) in official bank checks                      (17,773)      18,062           --
    Net decrease in advances from Federal Home Loan Bank                  (3,000)          --       (7,000)
    Cash dividends paid                                                   (4,126)          --           --
    Shares acquired for stock benefit plans                               (7,396)          --           --
    Stock repurchases                                                     (8,929)          --           --
    Proceeds from issuance of common stock, net of
      ESOP loan (note 2)                                                      --       94,976           --
                                                                       ---------      -------      -------
               Net cash provided by (used in) financing activities       (38,723)      93,714       (5,539)
                                                                       ---------      -------      -------
               Net increase (decrease) in cash and cash equivalents      (97,179)     104,447       (4,650)

Cash and cash equivalents at beginning of year                           115,734       11,287       15,937
                                                                       ---------      -------      -------
Cash and cash equivalents at end of year                               $  18,555      115,734       11,287
                                                                       =========      =======      =======

See accompanying notes to consolidated financial statements

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements

                            (Dollars in Thousands)

(1)  Summary of significant accounting policies

     Virginia Capital Bancshares, Inc. (the Company) and its wholly-owned subsidiary Fredericksburg Savings Bank (the Bank), are located in Fredericksburg, Virginia. The Bank is a Federal stock savings bank engaged in the business of accepting deposits from customers and investing those funds primarily in mortgage loans secured by one-to-four family residences. To a lesser extent, the Bank invests in multi-family, construction and development, commercial real estate and consumer loans. The Company and the Bank are subject to the regulations of Federal banking agencies (primarily the Office of Thrift Supervision) and are periodically examined by them. Most of the Bank's loans and loan commitments have been granted to customers in Fredericksburg, Virginia and surrounding counties. Many of the Bank's loan customers are also depositors of the Bank. The Bank provides services from four locations.

     The accounting and reporting policies of the Company follow generally accepted accounting principles and conform to the general practices within the financial services industry. Significant principles used in preparing the financial statements are described below.

     (a)  Principles of Consolidation

          The consolidated financial statements include the accounts of the Company and its subsidiary Bank. Significant intercompany accounts and transactions have been eliminated in consolidation.

     (b)  Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (c)  Cash and Cash Equivalents

          The Company considers cash on hand, cash due from banks, which are maintained in financial institutions, and interest-earning deposits, which are maintained with the Federal Home Loan Bank, as cash and cash equivalents. Amounts due from banks and interest-earning deposits may exceed insured amounts.

     (d)  Investment Securities

          The Company classifies investment securities as held-to-maturity or available-for-sale.

          Securities held-to-maturity are purchased with the intent and ability to hold to maturity or call date and are reported at amortized cost. The amortization of premium and accretion of discount are recognized as adjustments to interest income. Securities available-for-sale are those identified as available to meet liquidity needs, assist in portfolio restructuring, or manage interest rate risk. They are reported at fair value, with unrealized gains and losses, net of related income tax effects, reported in other comprehensive income. Gains or losses on the disposition of securities are computed on the specific identification method.
                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


                            (Dollars in Thousands)



     (e)  Loans Receivable and Allowance for Losses

          Loans receivable are stated at the amount of unpaid principal, net of participation interests of others, less the allowance for loan losses, undisbursed loans in process, and net deferred loan origination fees and discounts. The allowance for loan losses is established through a provision for losses charged to expense. Loans are charged to the allowance for loan losses when management of the Bank believes the collectibility of the principal is unlikely. Management's periodic determination of the adequacy of the allowance is based on the Bank's past loan loss experience, known and inherent risks in the loan portfolio, adverse situations that may affect the ability of borrowers to repay, the estimated value of underlying collateral, and current economic conditions.

          Fees charged on the origination of real estate loans and certain direct loan origination costs are deferred and the net amount is amortized as an adjustment of the related loan's yield over the contractual life of the loan.

          Loans are deemed to be "impaired" if upon management's assessment of the relevant facts and circumstances, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the loan agreement. For purposes of applying the measurement criteria for impaired loans, the Bank excludes large groups of smaller balance homogeneous loans, primarily consisting of residential real estate and consumer loans.

          The Company's policy for the recognition of interest income on impaired loans is the same as for non-accrual loans discussed below. Impaired loans are charged off when the Company determines that foreclosure is probable, and the fair value of the collateral is less than the recorded investment of the impaired loan.

          Uncollected interest receivable on loans is accrued to income as earned. Nonaccrual loans are loans on which the accrual of interest has ceased because the collection of principal or interest payments is determined to be doubtful by management. It is the policy of the Bank to discontinue the accrual of interest when principal or interest payments are delinquent 90 days or more, or earlier if the financial condition of the borrower raises significant concern with regard to the ability of the borrower to service the debt in accordance with the terms of the loan. Interest income on such loans is not accrued until the financial condition and payment record of the borrower demonstrates the ability to service the debt in which case the loan is returned to accrual status.

     (f)  Real Estate Acquired Through Foreclosure

          Real estate acquired through foreclosure or by deed in lieu of foreclosure is initially recorded at the lower of cost or fair value less estimated selling costs at the date of foreclosure. Costs relating to development and improvement of property are capitalized, whereas costs relating to the holding of property are expensed.

          Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of a property exceeds its fair value less estimated costs to sell.
                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


                            (Dollars in Thousands)


     (g)  Property and Equipment

          The various classes of property and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the estimated useful lives of the assets (from 5 to 39 years) primarily by the straight-line method. The costs of major improvements are capitalized, while the costs of maintenance and repairs, which do not improve or extend the life of the respective properties, are expensed currently. The cost and accumulated depreciation on property are eliminated from the accounts upon disposal, and any resulting gain or loss is included in the determination of net income.

     (h)  Income Taxes

          The Company uses the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

     (i)  Reclassification of Financial Statement Presentation

          Certain prior year amounts have been reclassified to conform to the current year presentation.

     (j)  Retirement and Benefit Plans

          The Company sponsors a Supplemental Executive Retirement Plan (SERP). The SERP is a nonqualified plan designed to provide supplemental retirement benefits to certain key employees, whose benefits under the Company's other retirement plans are limited by Federal tax laws.

          The Company has an Employee Stock Ownership Plan (ESOP), covering eligible employees with one year of service as defined by the ESOP. The Company records compensation expense in an amount equal to the fair value of shares committed to be released from the ESOP to employees.

     (k)  Stock-Based Compensation

          Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) establishes a fair value based method of accounting for stock-based compensation arrangements with employees, rather than the intrinsic value based method that is contained in Accounting Principles Board Opinion No. 25 (APB 25). However, SFAS No. 123 does not require an entity to adopt the new fair value based method for purposes of preparing its basic financial statements and allows entities to continue to use the intrinsic value based method under APB 25. For entities not adopting the SFAS No. 123 fair value based method, SFAS No. 123 requires the entity to display in the notes to the financial statements pro forma net earnings and earnings per share information as if the fair value based method had been
                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements

                            (Dollars in Thousands)

          adopted. The Company accounts for stock-based compensation under the intrinsic value based method under APB 25, as allowed by SFAS No. 123, and includes presentation of the appropriate required pro forma disclosures in the notes to the consolidated financial statements.

     (l)  Comprehensive Income

          The Company adopted SFAS No. 130, Reporting Comprehensive Income, effective January 1, 1998. SFAS No. 130 establishes standards for reporting comprehensive income and its components (revenue, expenses, gains and losses). Components of comprehensive income are net earnings and all other non-owner changes in equity. The Company's accumulated other comprehensive income included in stockholders' equity is comprised exclusively of net unrealized gains on securities available for sale, net of related tax effects. The Company discloses comprehensive income in a separate statement of comprehensive income.

     (m)  Disclosure about Segments

          The Company adopted SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information," effective January 1, 1998. SFAS No. 131 establishes standards for reporting information about segments in annual and interim financial statements. SFAS No. 131 introduces a new model for segment reporting called the "management approach." The management approach is based on the way the chief operating decision-makers organize segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure and any other manner in which management disaggregates a company. Based on the "management approach" model, the Company has determined that its business is comprised of a single operating segment and that SFAS No. 131 has no impact on its consolidated financial statements.

     (n)  Earnings per Share

          The following is a reconciliation of the numerators and denominators of the basic and diluted earnings per share (EPS) computations for the year ended December 31, 1999. Earnings per share data for the year ended December 31, 1998 have not been presented as such data would not be meaningful given the short period during which common stock of the Company was outstanding.

          Basic EPS

          Net income                                                                           $        9,040
          Dividends on unvested restricted stock awards                                                   (73)
                                                                                               --------------
            Net income - basic                                                                 $        8,967
                                                                                               ==============

          Weighted average shares outstanding                                                      11,241,089
          Less -  Unallocated/unearned shares held by stock benefit plans                          (1,096,064)
          Add - ESOP shares released or committed to be released                                       21,132
                                                                                               --------------
            Weighted average shares outstanding - basic                                            10,166,157
                                                                                               ==============

                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


                            (Dollars in Thousands)



          Diluted EPS
          Net income                                                         $        9,040
          Dividends on unvested restricted stock awards, net                            (69)
                                                                             --------------
                     Net income - diluted                                    $        8,971
                                                                             ==============
          Basic weighted average shares outstanding                              10,166,157
          Add effect of dilutive instruments:
            Restricted stock awards                                                  20,035
            Stock options                                                             7,313
                                                                             --------------
                      Weighted average shares outstanding - diluted              10,193,505
                                                                             ==============


(2)  Conversion to stock form of ownership

     On July 14, 1998, the Board of Directors of the Fredericksburg Savings and Loan Association (now Fredericksburg Savings Bank) adopted the Plan of Conversion (the Plan). Pursuant to the Plan, on December 23, 1998, the Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank and became the wholly-owned subsidiary of Virginia Capital Bancshares, Inc., a Virginia corporation. The Company was incorporated on September 4, 1998, to serve as the Bank's holding company, and prior to December 23, 1998, had no operations and insignificant assets and liabilities. In addition, pursuant to the Plan of Conversion, the Company sold 10,560,000 shares of its $.01 par value common stock to the Bank's eligible customers for $10.00 per share (the Offering). Gross proceeds of the Offering totaled $105,600, and expenses associated with the Conversion totaled approximately $1,700. The ESOP established by the Bank and formed in connection with the Conversion, purchased 912,384 shares of the Common Stock issued in the Conversion utilizing proceeds of a loan from the Company for $9,124.

     Pursuant to the Plan, the Company established the Fredericksburg Savings Charitable Foundation (the "Foundation") in connection with the Conversion. The Plan provided that the Bank and the Company would create the Foundation and donate an amount of the Company's common stock equal to 8% of the common stock sold in the Conversion. The Foundation is dedicated to charitable purposes within the communities in which the Bank operates. As a result of the Conversion, the Company donated 844,800 shares of common stock valued at $8,448 to the Foundation.

     The Foundation has submitted a request to the Internal Revenue Service to be recognized as a tax-exempt organization and will likely be classified as a private foundation. The contribution of common stock to the Foundation by the Company is tax deductible under Federal regulations, and is subject to a limitation based on ten percent of the Company's taxable income. The Company, however, is able to carry forward any unused portion of the deduction for five years following the contribution. Upon funding the Foundation, the Company recognized an expense of $8,448, the full amount of the contribution.
                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


                            (Dollars in Thousands)



     At the time of Conversion, the Bank established a liquidation memo account in an amount equal to $83,500, its equity as reflected in the latest balance sheet used in the final conversion prospectus. The liquidation account is maintained for the benefit of eligible account holders and supplemental eligible account holders who continue to maintain their accounts at the Bank after the Conversion. The liquidation account is reduced annually to the extent that eligible account holders and supplemental eligible account holders have reduced their qualifying deposits as of each anniversary date. Subsequent increases will not restore an eligible account holder's or supplemental account holder's interest in the liquidation account. In the event of a complete liquidation of the Bank, each eligible account holder and supplemental eligible account holder will be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The balance of the liquidation account has not materially changed since December 31, 1998.

     Subsequent to the conversion, the Bank may not declare or pay dividends on or repurchase any of its shares of common stock if the effect thereof would cause the Bank's stockholder's equity to be reduced below applicable regulatory capital maintenance requirements or if such declaration and payment would otherwise violate regulatory requirements. The Company, unlike the Bank, is not subject to the same restrictions regarding the declaration or payment of dividends to its stockholders, although the source of the Company's dividends may depend upon the Bank's ability to pay dividends.


(3)  Investment Securities

     The amortized cost and estimated fair values of investment securities are as follows as of December 31, 1999 and 1998:

                                                                                    Gross            Gross
                                                                 Amortized        unrealized       unrealized       Estimated
     Securities held-to-maturity                                    cost            gains            losses         fair value
     ---------------------------                              --------------   --------------   --------------   --------------
     December 31, 1999
     Mortgage Backed Securities:
        FNMA pass-through securities                           $         535               --               --              535
        GNMA certificate                                                 158               12               --              170
                                                              --------------   --------------   --------------   --------------
                                                              $          693               12               --              705
                                                              ==============   ==============   ==============   ==============
     December 31, 1998
     Mortgage Backed Securities:
        FNMA pass-through securities                          $          731               --                7              724
        GNMA certificate                                                 259               20               --              279
                                                              --------------   --------------   --------------   --------------
                                                              $          990               20                7            1,003
                                                              ==============   ==============   ==============   ==============

                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statement

                            (Dollars in Thousands)


                                                                             Gross              Gross
                                                       Amortized          unrealized         unrealized          Estimated
Securities available-for-sale                             cost               gains             losses            fair value
-----------------------------                      ----------------    ---------------    ---------------    ----------------
December 31, 1999
U.S. Treasury and agency obligations               $         39,457                  5                698              38,764
Corporate securities                                         35,250                  1                956              34,295
State and local municipal bonds                               5,521                  2                 61               5,462
Mutual fund                                                   1,388                 --                 32               1,356
Dual Index Consolidated Bonds                                 2,500                 --                493               2,007
                                                   ----------------    ---------------     --------------     ---------------
                                                   $         84,116                  8              2,240              81,884
                                                   ================    ===============     ==============     ===============

December 31, 1998
U.S. Treasury and agency obligations               $         14,897                182                 21              15,058
Corporate securities                                          6,858                 88                 12               6,934
State and local municipal bonds                               1,868                 28                 --               1,896
Equity securities                                             2,263              1,001                 63               3,201
Mutual fund                                                   1,323                 --                 18               1,305
Dual Index Consolidated Bonds                                 2,500                 --                513               1,987
                                                   ----------------    ---------------    ---------------     ---------------
                                                   $         29,709              1,299                627              30,381
                                                   ================    ===============    ===============     ===============

The mutual fund investment is in funds that invest primarily in obligations of the U.S. Government or its agencies.

Dual Indexed Consolidated Bonds (DICBs) are issued by the Federal Home Loan Bank
(FHLB). DICBs' coupon rates are determined by the difference between the designated Constant Maturity Treasury (CMT) and the designated London Interbank Offered Rate (LIBOR). Interest rates on DICBs are subject to reset annually at specified dates. This reset may result in an interest rate less than those payable on conventional fixed rate debt securities issued at the same time. Management of the Bank utilizes a third-party investment advisory company to estimate the market value of the DICB's by comparison to bid and asked prices of similar instruments. As these market values are based on similar instruments, and are estimates, the actual value the Bank would receive in a sale transaction is dependent upon the market for these instruments at the time of disposition. The Bank's exposure to credit risk, on these instruments, is limited to the amount paid for each DICB, if the FHLB fails to perform.

During 1999, 1998 and 1997, realized gains and losses resulted from the sale and redemption of securities available-for-sale. In 1999, gross gains were $1,497 and gross losses were $207. During 1998, gross gains were $123 and there were no gross losses. During 1997, gross gains were $69 and gross losses were $2.

The amortized cost and estimated fair value of investment securities at December 31, 1999 by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or repay obligations with or without call or prepayment
                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statement

                            (Dollars in Thousands)


penalties. Therefore, mortgage backed securities held-to-maturity are not included in the following maturity summary. As equity type securities do not have maturity dates, these have not been classified to maturity categories below.

                                                                                Amortized                 Estimated
     Securities available-for-sale                                                     cost                   fair value
     -----------------------------                                              -----------------         -----------------
     Due in one year or less                                                  $            18,000                    17,889
     Due after one year through five years                                                 62,129                    60,532
     Due after five years through ten years                                                 2,500                     2,006
     Due after ten years                                                                       99                       101
     Mutual fund                                                                            1,388                     1,356
                                                                                -----------------         -----------------
                                                                              $            84,116                    81,884
                                                                                =================         =================

(4)  Loans Receivable

     Loans receivable consist of the following:


                                                                                                  December 31,
                                                                                ------------------------------------------
                                                                                       1999                      1998
                                                                                ----------------          ----------------
     Real estate mortgage loans:
         One to four family                                                   $          370,249                   362,338
         Multi-family                                                                      2,681                     3,335
         Non-residential real estate                                                      33,564                    33,117
         Land and land development                                                         1,379                     1,175
                                                                                ----------------          ----------------
                         Total real estate mortgage loans                                407,873                   399,965
                                                                                ----------------          ----------------

     Real estate construction and development loans                                       22,960                    19,295
     Less undisbursed loan funds                                                           9,875                     7,206
                                                                                ----------------          ----------------
                         Net real estate construction loans                               13,085                    12,089
                                                                                ----------------          ----------------

     Consumer and other installment loans                                                 10,577                     9,065
                                                                                ----------------          ----------------
                         Total loans                                                     431,535                   421,119
     Less:
         Deferred loan fees                                                                3,767                     3,644
         Allowance for loan losses                                                         5,689                     5,684

                                                                                ----------------          ----------------
                         Net loans receivable                                 $          422,079                   411,791
                                                                                ================          ================

                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            (Dollars in Thousands)

Activity in the allowance for loan losses is summarized as follows:

                                                                                   Year ended December 31,
                                                                   -------------------------------------------------------
                                                                          1999                1998                1997
                                                                   ---------------     ---------------     ---------------
Balance, beginning of year                                          $        5,684               5,478               5,543
Provision charged to operations                                                116                 461                 375
Loans charged off                                                             (142)               (260)               (440)
Recoveries                                                                      31                   5                  --
                                                                   ---------------     ---------------     ---------------
Balance, end of year                                               $         5,689               5,684               5,478
                                                                   ===============     ===============     ===============

Nonaccrual loans were $4,331, $4,720 and $5,074 at December 31, 1999, 1998 and 1997, respectively. The amount of additional interest income that would have been recorded had these loans not been placed on nonaccrual status was $110 in 1999, $111 in 1998 and $193 in 1997.

At December 31, 1999, the Bank's recorded investment in impaired loans was $3,305, and the related allowance for loan losses for impaired losses was $768. At December 31, 1998, the Bank's recorded investment in impaired loans was $3,262, and the related allowance for loan losses for impaired loans was $773. The average investment in impaired loans during 1999, 1998 and 1997 was $3,399, $2,764 and $2,916, respectively. During 1999, 1998 and 1997, interest income for impaired loans was not material.

Loans having carrying values of $1,249, $727 and $937 were transferred to real estate acquired through foreclosure in 1999, 1998 and 1997, respectively.

Included in loans receivable are restructured loans of $1,422 and $1,347 at December 31, 1999 and 1998, respectively. The Bank is not committed to lend additional funds to debtors whose loans have been restructured.

(5) Real Estate Acquired Through Foreclosure

    Real estate acquired through foreclosure consists of the following:

                                                                                                    December 31,
                                                                                  -----------------------------------------
                                                                                         1999                      1998
                                                                                  ---------------           ---------------
Foreclosed real estate - one to four family                                     $             423                     1,197
Less allowance for losses                                                                      (7)                      (20)
                                                                                  ---------------           ---------------
                                                                                $             416                     1,177
                                                                                  ===============           ===============

                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


                            (Dollars in Thousands)



     Activity in the allowance for real estate acquired through foreclosure is summarized as follows:

                                                   Year ended December 31,
                                            -----------------------------------
                                              1999          1998         1997
                                            ---------     --------     --------
     Balance, beginning of year             $      20          126           39
     Provision for losses                          --           21          167
     Charge-offs                                  (13)        (127)         (80)
                                            ---------     --------     --------
     Balance, end of year                   $       7           20          126
                                            =========     ========     ========


(6)  Property and Equipment

     Property and equipment by major classification is summarized as follows:

                                                     1999            1998
                                                  -----------    -------------
     Land                                         $     1,115            1,115
     Buildings                                          3,759            3,786
     Furniture, fixtures and equipment                  3,156            2,819
     Automobiles                                          164              176
                                                  -----------    -------------
               Total                                    8,194            7,896
          Less accumulated depreciation                 4,614            4,309
                                                  -----------    -------------
               Net property and equipment         $     3,580            3,587
                                                  ===========    =============


(7)  Deposits

     Deposits summarized by interest rates are as follows:

                                                                                            December 31,
                                                      ---------------------------------------------------------------------------
                                                                      1999                                        1998
                                                      -------------------------------             -------------------------------
                                                           Amount            Percent                   Amount            Percent
                                                      --------------      -----------             --------------      -----------
     Transaction accounts (weighted average
        rate of 2.72% and 2.65%)                      $        2,383              .67 %           $          779              .22 %
     Non-interest bearing deposits                             1,576              .44                        583              .16
     Savings accounts (weighted average
        rate of 2.97% and 2.96%)                              79,952            22.38                     75,360            21.24
                                                      --------------      -----------             --------------      -----------
                                                              83,911            23.49                     76,722            21.62
                                                      --------------      -----------             --------------      -----------
     Certificates:
        4.01% to 5.00%                                       125,022            34.99                     62,254            17.55
        5.01% to 6.00%                                       128,274            35.90                    196,415            55.36
        6.01% to 7.00%                                        16,998             4.76                     16,532             4.66
        7.01% to 8.00%                                         3,084              .86                      2,865              .81
                                                      --------------      -----------             --------------      -----------
                                                             273,378            76.51                    278,066            78.38
                                                      --------------      -----------             --------------      -----------
                          Total deposits              $      357,289           100.00 %           $      354,788           100.00 %
                                                      ==============      ===========             ==============      ===========

                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


                            (Dollars in Thousands)



     The aggregate amount of short-term certificates of deposit with a minimum denomination of $100 was approximately $41,501 and $37,875 at December 31, 1999 and 1998, respectively. Deposits in excess of $100 may or may not be federally insured depending on the form of account ownership.

     The scheduled maturities of certificates of deposit are as follows:

                                                       December 31,
                                             ----------------------------------
                                                   1999                1998
                                             ---------------       ------------
     One year or less                        $       181,801            191,999
     Over one through two years                       46,082             43,060
     Over two through three years                     33,188             21,702
     Over three through four years                    10,581             11,203
     Over four through five years                      1,726             10,102
                                             ---------------       ------------
                                             $       273,378            278,066
                                             ===============       ============

     Interest expense on deposits is summarized as follows:

                                               Year ended December 31,
                                    -------------------------------------------
                                      1999             1998             1997
                                    ----------      -----------    ------------
     Transaction accounts           $       43               11               7
     Savings                             2,270            2,674           2,818
     Certificates of deposit            14,229           16,032          15,991
                                    ----------      -----------    ------------
                                    $   16,542           18,717          18,816
                                    ==========      ===========    ============


     Cash paid for interest on deposits and borrowings totaled $17,032, $19,212 and $19,418 for the years ended December 31, 1999, 1998 and 1997, respectively.


(8)  Advances from Federal Home Loan Bank

     Advances from the Federal Home Loan Bank are summarized as follows:

                                                         December 31,
                                                -------------------------------
                                                   1999                1998
                                                ------------        -----------
     Advances due:
      Less than 1 year                          $         --              3,000
      Over 1 to 2 years                                5,000                 --
      Over 2 to 3 years                                   --              5,000
                                                ------------        -----------
                                                $      5,000              8,000
                                                ============        ===========

                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements


                            (Dollars in Thousands)


     The Bank had approved borrowing capacity at the FHLB of $51.4 million and $45 million as of December 31, 1999 and 1998, respectively. Weighted average interest rates on the outstanding balances were 6.09% and 6.25% at December 31, 1999 and 1998, respectively.

     Under the terms of its floating blanket lien collateral agreement with the FHLB, the Bank maintains otherwise unencumbered qualifying assets (principally one to four family residential mortgage loans) in the amount of at least 125% of its advances from the FHLB.


(9)  Benefit and Retirement Plans

     The Company and Bank sponsor qualified and non-qualified pension and benefit plans for employees of the Company and the Bank. Presented below is information regarding the plans' benefit obligations, fair value of assets and funded status, in addition to descriptive plan information.

     (a)  Pension Plan

          The Bank has a qualified, noncontributory defined benefit plan (the Pension Plan) covering substantially all of its full-time employees. Benefits under the Pension Plan are based upon the employee's average compensation during the last five years of employment. An employee becomes fully vested upon completion of five years of qualifying service. The Bank contributes to the plan the maximum amount allowable in accordance with ERISA funding standards. Prior service costs are amortized on the straight-line method over 19 years, based on the average remaining service period of active employees expected to receive benefits.

          Effective December 31, 1999, the Pension Plan was terminated resulting in a curtailment as defined by SFAS No. 88, Employers Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits. All benefits under the Pension Plan were frozen effective with the termination and the Pension Plan's investments were liquidated and invested in short-term interest bearing investments. The Company has filed with the Internal Revenue Service (IRS) for a qualified tax ruling on the termination. Management of the Company plans to settle the Pension Plan by disbursing to employees all assets held by the Pension Plan once the IRS ruling is obtained which is anticipated in 2000.
                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            (Dollars in Thousands)

                                                                         1999            1998
                                                                      ----------      ----------
          Reconciliation of benefit obligation:
             Obligation at January 1                                  $    4,156           4,061
             Service cost                                                    198             225
             Interest cost                                                   306             268
             Benefit payments                                               (214)           (611)
             Actuarial (gain) loss                                          (586)            213
             Unrecognized net gain                                         1,942              --
             Curtailment gain                                               (800)             --
                                                                      ----------      ----------
               Obligation at December 31                              $    5,002           4,156
                                                                      ==========      ==========


          Reconciliation of fair value of assets:
             Fair value of plan assets at January 1                   $    4,612           4,761
             Actual return on plan assets                                    604             204
             Employer contributions                                           --             258
             Benefit payments                                               (214)           (611)
                                                                      ----------      ----------
               Fair value of plan assets at December 31               $    5,002           4,612
                                                                      ==========      ==========


          Funded status:
            Funded status at December 31                              $       --             456
            Unrecognized transition obligation                                --             584
            Unrecognized prior service costs                                  --            (200)
            Unrecognized net (gain)                                           --          (1,143)
                                                                      ----------      ----------
               Net amount recognized as accrued benefit liability     $       --            (303)
                                                                      ==========      ==========

          The plan's accumulated benefit obligation was $2,472 and $2,556 at December 31, 1999 and 1998, respectively.

          Net periodic benefit cost for the plan was as follows for the years ended December 31, 1999, 1998 and 1997:

                                                                        December 31,
                                                            ------------------------------------
                                                               1999         1998         1997
                                                            ----------   ----------   ----------
          Service cost                                      $      198          225          212
          Interest cost                                            306          268          277
          Expected return on plan assets                          (352)        (356)        (341)
          Net amortization and deferral                             25            1           12
                                                            ----------   ----------   ----------
             Net periodic benefit cost                      $      177          138          160
                                                            ==========   ==========   ==========

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            (Dollars in Thousands)


          The assumptions used in the measurement of the benefit obligation are presented below:

                                                       1999         1998
                                                    ----------   ----------
          Discount rate                                   7.50%        7.00%
          Expected return on plan assets                  7.75         7.75
          Rate of compensation increase                   5.50         5.50


     (b)  401(k) Plan

          The Bank maintains a tax qualified profit-sharing plan with a qualified cash or deferred arrangement. All employees of the Bank are eligible to participate upon completion of six months of service and attainment of age 21. The Bank contributes to the plan based on a percentage of the participant's contributions. The Bank contributed $63, $65 and $58 for the years ended December 31, 1999, 1998 and 1997, respectively.

     (c)  Employee Stock Ownership Plan

          In connection with the conversion (see note 2), the Bank established an ESOP. The ESOP is a tax-qualified retirement plan designed to invest primarily in the Company's common stock. All employees of the Bank who have attained age 21 and completed one year of service with the Bank are eligible to participate in the ESOP. The ESOP utilized funds borrowed from the Company totaling $9,124, to purchase approximately 8%, or 912,384 shares of the Company's common stock issued in the Conversion. The loan to the ESOP will be primarily repaid with contributions from the Bank to the ESOP over a period not to exceed 20 years. The Bank will contribute to the ESOP sufficient amounts to cover all payments and interest as they become due. At December 31, 1999 the balance of the loan to the ESOP was $8,720. The loan has a fixed interest rate of 7.75%.

          Shares are committed to be released from the ESOP on a pro-rata basis as quarterly loan payments are made. Dividends on allocated shares may, at the direction of the Bank, be credited to participants' accounts, distributed to participants or used to repay the loan from the Bank. Dividends on unallocated shares may be used for debt service.

          Compensation expense is measured based on the fair value of the Company's common stock when shares are committed to be released. Compensation expense recognized for the years ended December 31, 1999 and 1998 was $541 and $275, respectively.

          At December 31, 1999, 57,024 shares were allocated.

          The fair value of unearned ESOP shares at December 31, 1999 was $13,793.

     (d)  Management Security Plan

          The Bank has established the Management Security Plan (MSP) to provide non-qualified deferred compensation arrangements for certain key management personnel upon retirement. Benefits are based on years of service to the Bank. During October 1999, the MSP was terminated and the present value of benefits due under the Management Security Plan were distributed to all but one participant. In conjunction with the termination, assets held by a Rabbi-Trust used to fund the MSP were liquidated resulting in a gain on securities available-for-sale of

                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            (Dollars in Thousands)


          $1,020 and the Rabbi-Trust was subsequently terminated. Deferred compensation expense, including the effects of the termination during 1999 totaled $1,833, $699 and $647 for the years ended December 31, 1999, 1998 and 1997, respectively. Included in accrued expenses and other liabilities in the accompanying consolidated balance sheets are $971 and $5,294 at December 31, 1999 and 1998, respectively, related to the MSP.

     (e)  Supplemental Executive Retirement Plan

          The Company maintains a non-qualified Supplemental Executive Retirement Plan (SERP) for certain key employees. The SERP is intended to constitute an unfunded "excess benefit plan" as defined in Section 3(36) of ERISA. The SERP contains individual provisions related to the Company's defined benefit pension plan, 401(k) Plan and ESOP plan. In conjunction with the termination of the Company's Pension Plan, the pension plan element of the SERP was also eliminated. During the year ended December 31, 1999, the Company incurred no compensation expense related to the SERP. SERP expense during the year ended December 31, 1998 totaled $6. Included in accrued expenses and other liabilities in the accompanying consolidated balance sheets is $494 and $496 at December 31, 1999 and 1998, respectively, related to the SERP.


(10) Stock Based Compensation

     In June 1999, the Company adopted the Virginia Capital Bancshares, Inc. 1999 Stock-Based Incentive Plan (the Stock Plan) for officers, directors and certain employees of the Company. This Stock Plan contains two components: (a) the issuance of up to 456,192 restricted stock awards, and
     (b) the granting of up to 1,140,480 stock options.

     (a)  Stock Awards

          On June 29, 1999, the Company's Board of Directors awarded 364,953 shares of restricted stock, of which 228,096 shares were awarded to executive officers and 136,857 shares were awarded to outside directors. The fair value of shares awarded on the date of grant was $15.31 per share. Shares vest ratably over a period of five years. Included in compensation and benefits and other noninterest expense in the consolidated statements of income are $349 and $210, respectively, related to stock awards during 1999.

     (b)  Stock Options

          On June 29, 1999, the Company's Board of Directors granted 570,240 options to employees and 342,146 options to directors to acquire shares of the Company's common stock. Additionally, on December 21, 1999, the Board of Directors granted 228,000 options to employees. Each option entitles the holder to purchase one share of the Company's common stock at an exercise price equal to the fair value of the stock at the date of grant, $15.31 and $15.69 at June 29, 1999 and December 21, 1999, respectively. Options vest ratably over a period of five years and expire ten years following the date of grant.

                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            (Dollars in Thousands)


     A summary of the status of the Company's options and changes during the year ended December 31, 1999 follows:

                                                                                      Weighted
                                                                                      average
                                                                    Shares         exercise price
                                                               ---------------    ---------------
     Outstanding at January 1                                               --                 --
     Granted                                                         1,140,386              15.32
     Exercised                                                              --                 --
                                                               ---------------    ---------------
     Outstanding at December 31                                      1,140,386              15.32
                                                               ===============    ===============
     Options exercisable at December 31                                     --                 --
                                                               ===============    ===============

     The Bank applies APB 25 in accounting for stock options. Accordingly, no compensation expense was recognized for options granted as the exercise price equaled the fair value of the stock on the grant date. Had compensation cost been determined consistent with SFAS No. 123, the Company's net income and earnings per share would have been as follows (dollars in thousands except per share data):

     Net income - basic                                             $ 8,854
     Basic earnings per share                                          0.87
     Net income - diluted                                             8,858
     Diluted earnings per share                                        0.87
     Fair value of options                                             3.21

     The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for the 1999 grants: expected dividend yield of 2.58%; expected volatility of 15.71%; risk free interest rate of 5.89%; and expected life of 5 years.

     Common stock held by stock benefit plans included in the consolidated balance sheets is comprised of the following at December 31:

                                                                     1999              1998
                                                               ---------------   ---------------
     Unallocated ESOP shares                                   $         8,554             8,920
     Unearned compensation related to restricted stock awards            5,030                --
     Common stock of the Company held by a grantor trust                 1,478                --
                                                               ---------------   ---------------
            Total                                              $        15,062             8,920
                                                               ===============   ===============

(11) Regulatory matters

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory--and possibly discretionary-- actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities and certain off-balance-sheet items as calculated under regulatory practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            (Dollars in Thousands)

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1999, the Bank was categorized as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum ratios as set forth in the table below. There are no conditions or events that management believes have changed the Bank's category.

                                                                                                           Well capitalized under
                                                                                 For capital                  prompt corrective
                                                     Actual                    adequacy purposes              action provision
                                         --------------------------       ---------------------------     ------------------------
                                            Amount         Percent           Amount          Percent       Amount        Percent
                                         ------------    ----------       -----------      -----------    -----------   ----------
As of December 31, 1999
 Core Capital
     (To adjusted total assets)        $      146,666         28.46 %    $      20,615            4.00 %      25,768      5.00 %
 Tangible Capital
     (To adjusted total assets)               146,666         28.46              7,730            1.50        15,461      3.00
 Risk-Based Capital
     (To risk weighted assets)                150,655         47.34             25,459            8.00        31,823     10.00

As of December 31, 1998
 Core Capital
     (To adjusted total assets)               138,489         26.11             21,217            4.00        26,521      5.00
 Tangible Capital
     (To adjusted total assets)               138,489         26.11              7,956            1.50        15,913      3.00
 Risk-Based Capital
     (To risk weighted assets)                142,191         48.19             23,604            8.00        29,621     10.00

(12) Off Balance Sheet Risks

     Financial instruments with off-balance sheet risk consist primarily of commitments to extend credit made in the normal course of the Bank's business. These commitments to extend credit are not shown in the accompanying financial statements until such commitments are funded. The Bank uses the same credit policies in making commitments as in funding other loans and may require collateral to secure the loan. Collateral held varies, but generally includes real estate, primarily single-family homes, and in some cases, income-producing commercial properties. At December 31, 1999, the Bank had commitments to originate loans of approximately $20,841 and approximately $8,779 at December 31, 1998. Of these commitments, $19,522 and $8,144 were fixed rate loan commitments at December 31, 1999 and 1998, respectively. The fixed rate loan commitments were at interest rates ranging from 6.25% to 9.50% for 1999 and 6.50% to 9.75% for 1998.

     Standby letters of credit are conditional commitments issued by the Bank. At December 31, 1999, the Bank was committed under standby letters of credit aggregating approximately $563 and at December 31, 1998 approximately $784.

     The amount of unfunded lines of credit for home equity loans was approximately $3,982 at December 31, 1999 and $2,931 at December 31, 1998.

                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            (Dollars in Thousands)

(13) Disclosures about fair value of financial instruments

     The following methods and assumptions were used to estimate the fair value of financial instruments.

     (a)  Cash and Cash Equivalents

          Due to the demand nature of cash and cash equivalents, fair value is estimated to be carrying amount.

     (b)  Investment Securities

          For debt securities including mortgage-backed securities, estimated fair values are based on market prices or market prices of similar instruments. Where market prices are not available, discounted cash flow techniques are utilized. For equity securities, estimated fair value is based on quoted market prices. Due to the restricted nature of FHLB stock, a fair value estimate is not determinable and cost is utilized.

     (c)  Loans

          Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, residential mortgage and consumer. The fair value of loans is then estimated by discounting scheduled cash flows through estimated maturity using estimated market discount rates that reflect the credit and interest rate risk inherent in the loan categories.

     (d)  Deposits

          Due to their demand nature, the fair value of passbook and money market accounts is estimated to be the carrying amount. The fair value of fixed maturity certificates of deposit is estimated by discounting cash flows from expected maturities using rates currently offered for deposits of similar maturities.

     (e)  Advances

          Fair value of advances outstanding from the Federal Home Loan Bank is estimated based on the rates currently available for advances of similar maturities.

     (f)  Commitments to Extend Credit and Standby Letters of Credit

          The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counter parties. All commitments to extend credit and standby letters of credit are issued on a short-term or floating rate basis. The fair value of these instruments is not material.


                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            (Dollars in Thousands)

 The estimated fair values of the Bank's financial instruments are as follows:

                                                                                   December 31,
                                               -------------------------------------------------------------------------------
                                                               1999                                         1998
                                               ----------------------------------          -----------------------------------
                                                   Carrying           Estimated                Carrying            Estimated
                                                    amount            fair value                amount             fair value
                                               --------------      --------------          ---------------      --------------
     Financial assets:
       Cash and cash equivalents             $         18,555              18,555                  115,734             115,734
       Investment securities:
          Held-to-maturity                                693                 705                      990               1,003
          Available-for-sale                           81,884              81,884                   30,381              30,381
       Loans                                          422,079             413,318                  411,791             416,100

     Financial liabilities:
       Deposits                                       360,580             359,914                  375,852             373,206
       Advances from FHLB                               5,000               5,000                    8,000               7,876

(14) Income Taxes

     The components of income tax expense are summarized as follows:

                                                            Year ended December 31,
                                              -------------------------------------------------
                                                    1999             1998              1997
                                              --------------   --------------    --------------
     Current tax expense:
       Federal                                $        2,926            3,623             3,437
       State                                             449              557               553
                                              --------------   --------------    --------------
          Total current                                3,375            4,180             3,990
                                              --------------   --------------    --------------

     Deferred tax expense (benefit):
       Federal                                         1,849           (2,748)              (36)
       State                                             289             (429)               (2)
                                              --------------   --------------    --------------
          Total deferred                               2,138           (3,177)              (38)
                                              --------------   --------------    --------------
          Total expense                       $        5,513            1,003             3,952
                                              ==============   ==============    ==============


                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            (Dollars in Thousands)


     The following is a reconciliation of the differences between the statutory Federal income tax rate and the effective income tax rate for the years ended December 31, 1999, 1998 and 1997.

                                                                   1999               1998               1997
                                                             --------------     --------------     --------------
      Tax at expected rates                                            35.0%              34.0%              34.0%
      Increases (decreases) in taxes resulting from:
         Tax exempt interest income                                    (0.6)              (3.2)              (2.0)
         State income tax, net of federal tax benefit                   3.5                3.5                3.5
         Other                                                           --                7.6                2.6
                                                             --------------     --------------     --------------
                                                                       37.9%              41.9%              38.1%
                                                             ==============     ==============     ==============

     Deferred income taxes result from timing differences in the recognition of income and expense for income tax and financial reporting purposes. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are summarized below:

                                                                                                   1999             199
                                                                                             --------------   --------------
     Deferred tax assets:
        Allowance for loan losses                                                            $        1,852            1,840
        Charitable contribution                                                                       2,464            3,223
        Deferred compensation                                                                           612            2,315
        Net unrealized losses on securities available-for-sale                                          848               --
        Other                                                                                           455               72
                                                                                             --------------   --------------
               Total deferred tax assets                                                              6,231            7,450
                                                                                             --------------   --------------

     Deferred tax liabilities:
        FHLB stock dividends                                                                            480              480
        Depreciation                                                                                    266              185
        Net unrealized gains on securities available-for-sale                                            --              255
        Other                                                                                           103              113
                                                                                             --------------   --------------
               Total deferred tax liabilities                                                           849            1,033
                                                                                             --------------   --------------
          Net deferred tax asset                                                             $        5,382            6,417
                                                                                             ==============   ==============

     The charitable contribution carryover is available to offset taxable income, subject to annual limitations, for tax years through December 31, 2003.

     The Bank, in accordance with SFAS No. 109, has not recorded a deferred tax liability at December 31, 1999 of $3,686 related to the cumulative special bad debt deduction for savings and loan associations recognized for income tax reporting prior to December 31, 1988, the Bank's base year.

     The Bank has sufficient taxable income in the available carryback periods and future taxable income from reversing taxable differences to realize all of its deferred income tax assets. Management believes, based on the Bank's history of generating significant earnings and expectations of future earnings, it is more likely than not that all recorded deferred income tax assets will be realized.

     Cash paid for taxes totaled $5,320, $4,232 and $3,591 for the years ended December 31, 1999, 1998 and 1997, respectively.


                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            (Dollars in Thousands)

(15) Parent-Only Financial Information

     The earnings of the Bank are recognized by Virginia Capital Bancshares, Inc. using the equity method of accounting. Accordingly, undistributed earnings of the Bank are recorded as increases in the Company's investment in the Bank. The following are the condensed financial statements of the Company as of December 31, 1999 and 1998, and for the years then ended (although the Company did not commence operations until December 23, 1998, the full year 1998 results have been presented).

                                                                                1999                  1998
                                                                           ----------------      -------------
                      Condensed Balance Sheets
     Assets
     Cash and cash equivalents                                               $        5,322             42,913
     Investment securities available-for-sale                                        17,807                 --
     Investment in subsidiary                                                       145,433            138,563
     Deferred tax asset                                                               2,542              3,220
     Other                                                                            2,062                780
                                                                             --------------     --------------
               Total assets                                                  $      173,166            185,476
                                                                             ==============     ==============

     Accrued expenses and other liabilities                                  $           72                270
     Stockholders' equity                                                           173,094            185,206
                                                                             --------------     --------------
               Total liabilities and stockholders' equity                    $      173,166            185,476
                                                                             ==============     ==============

                                                                                   1999                1998
                                                                             --------------     --------------
                        Condensed Statements of Income
     Interest income                                                         $        1,721                167

     Charitable contribution                                                             --              8,448
     Interest expense                                                                    --                 78
     Other noninterest expense                                                          577                 --
                                                                             --------------     --------------
                                                                                        577              8,526
                                                                             --------------     --------------
               Income (loss) before income tax benefit and
                  undistributed earnings of subsidiary Bank                           1,144             (8,359)

     Income tax expense (benefit)                                                       770             (3,523)
                                                                             --------------     --------------
               Income (loss) before undistributed earnings of
                  subsidiary Bank                                                       374             (4,836)

     Undistributed earnings of subsidiary Bank                                        8,666              6,232
                                                                             --------------     --------------
               Net income                                                    $        9,040              1,396
                                                                             ==============     ==============


                                                                     (Continued)

               VIRGINIA CAPITAL BANCSHARES, INC. AND SUBSIDIARY

                  Notes to Consolidated Financial Statements

                            (Dollars in Thousands)

                                                                               1999                1998
                                                                           ------------        ------------
                        Condensed Statements of Cash Flows
Operating activities:
 Net income                                                                $      9,040               1,396
 Adjustments to reconcile net income to net cash
  provided by operating activities:
    Equity in undistributed earnings of subsidiary Bank                          (8,666)             (6,232)
    Charitable contribution funded with Company stock                                --               8,448
    Tax benefit                                                                     678              (3,523)
    Increase in other assets, net                                                  (157)               (204)
    Decrease in other liabilities                                                  (198)                 --
                                                                           ------------        ------------
     Net cash provided by (used in) operating activities                            697                (115)
                                                                           ------------        ------------

Investing activities:
 Loan to ESOP, net of payments                                                      200              (8,920)
 Net investment in subsidiary Bank                                                   --             (51,948)
 Purchase of securities available-for-sale                                      (18,037)                 --
                                                                           ------------        ------------
     Net cash used in investing activities                                      (17,837)            (60,868)
                                                                           ------------        ------------

Financing activities:
 Proceeds from common stock issuance                                                 --             103,896
 Cash dividends paid                                                             (4,126)                 --
 Stock repurchases                                                               (7,396)                 --
 Shares acquired for stock benefit plans                                         (8,929)                 --
                                                                           ------------        ------------
     Net cash provided by (used in) financing activities                        (20,451)            103,896
                                                                           ------------        ------------

     Net increase (decrease) in cash and cash equivalents                       (37,591)             42,913

Cash and cash equivalents, beginning of year                                     42,913                  --
                                                                           ------------        ------------

Cash and cash equivalents, end of year                                     $      5,322              42,913
                                                                           ============        ============

Noncash financing activities:
 Retained earnings acquired from subsidiary  Bank                          $         --              86,419
 Employee stock ownership plan fair value adjustment                                 --                  71
 Accrued costs of stock issue                                                        --                 272
                                                                           ============        ============

DIRECTORS AND OFFICERS
----------------------

                        Directors of
             Virginia Capital Bancshares, Inc.                    Principal Officers of
              and Fredericksburg Savings Bank                 Virginia Capital Bancshares, Inc.
-------------------------------------------------------       --------------------------------------
H. Smith McKann                 O'Conor Ashby                 Samuel C. Harding, Jr.
  Chairman of the Board          Partner, Willis & Ashby       President
  President and Owner,
  General Products Company

Ronald G. Beck                  Ernest N. Donahoe, Jr.        Peggy J. Newman
  Vice Chairman of the Board     Partner, Sullivan, Donahoe    Executive Vice President,
  President, Clayborne C. Beck   & Ingalls, P.C.               Secretary and Treasurer
  & Sons, Inc.

Samuel C. Harding, Jr.          DuVal Q. Hicks, Jr.
  President, Virginia Capital    Retired attorney
  Bancshares, Inc. and                                           Principal Officers of
  Fredericksburg Savings Bank                                 Fredericksburg Savings Bank
                                                              ----------------------------
Peggy J. Newman                 Charles S. Rowe               Samuel C. Harding, Jr.
  Executive Vice President,      Retired newspaper editor      President
  Secretary and Treasurer,       and publisher
  Virginia Capital
  Bancshares, Inc. and
  Fredericksburg Savings Bank

William M. Andersen, Jr.                                      Peggy J. Newman
 President, Mary Washington                                   Executive Vice President,
  College                                                     Secretary and Treasurer

INVESTOR AND CORPORATE INFORMATION
----------------------------------

CORPORATE HEADQUARTERS
Virginia Capital Bancshares, Inc.
400 George Street, Fredericksburg, Virginia 22404
(540) 899-5500

Annual Meeting
The annual meeting of shareholders will be held at 10:00 a.m. on Friday, April 7, 2000 at the Central Park Hotel (formally the Sheraton Inn), 2801 Plank Road (I-95 and Route 3), Fredericksburg, Virginia.

Annual Report on Form 10-K
A copy of Virginia Capital Bancshares, Inc.'s annual report on Form 10-K without exhibits is available without charge to shareholders upon written request. Requests should be sent to Mr. Scott M. Fuller, Controller, Virginia Capital Bancshares, Inc., 400 George Street, Fredericksburg, Virginia 22404.

Stock Transfer/Register
Questions regarding the transfer of stock, lost certificates, address changes, account consolidation and cash dividends should be addressed to Registrar and Transfer Company, 10 Commerce, Cranford, New Jersey 07203 or call (908) 241-9880. Allow three weeks for a reply.

Special Counsel
Muldoon, Murphy and Faucette LLP, 5101 Wisconsin Avenue, NW, Washington, DC
20016.

Independent Accountants
KPMG LLP, 1021 East Cary Street, Suite 1900, Richmond, Virginia 23219-4023.

Inquiries
Security analysts, retail brokers and shareholders seeking financial information should contact Ms. Peggy J. Newman, Executive Vice President, Secretary and Treasurer. Requests for written materials can be forwarded to the attention of Mr. Scott M. Fuller, Controller.

Stock Information
Virginia Capital Bancshares, Inc., is traded on the Nasdaq National Market under the ticker symbol "VCAP." As of December 31, 1999, Virginia Capital Bancshares, Inc. had 10,834,560 shares of common stock outstanding and approximately 2,764 shareholders of record.

Stock Price and Dividends
     The following table discloses the high and low bids for Virginia Capital's common stock on the Nasdaq National Market for each quarterly period indicated. Virginia Capital's common stock began trading on December 23, 1998.


          Quarter Ended                      High           Low
          -------------                      ----           ---
          December 31, 1999               $ 16.50         $14.375
          September 30, 1999                17.125         14.75
          June 30, 1999                     15.438         11.875
          March 31, 1999                    13.875         12.625

          December 31, 1998                 13.50          12.625


     The following table lists the dividends declared and paid by the Company. The Company did not declare or pay dividends in 1998.

                           1999
                        Dividends (1)       Declared       Paid
                        -------------       --------       ----

                          $0.10             01/26/99     02/25/99
                          $0.10             04/27/99     05/25/99
                          $0.10             07/27/99     08/25/99
                          $0.10             10/26/99     11/26/99

                        __________________________
                        (1) Per share.

VIRGINIA CAPITAL BANCSHARES, INC.

Corporate Headquarters
----------------------
400 George Street
Fredericksburg, Virginia  22404
(540) 899-5500

Branch Offices
--------------

Route Three Branch                        Aquia Branch
------------------                        ------------
3600 Plank Road                           117 Garrison Road
Fredericksburg, VA  22407                 P.O. Box 382
(540) 899-5503                            Stafford, VA  22555
                                          (540) 899-5501

Four Mile Fork Branch
---------------------
4535 Lafayette Boulevard
Fredericksburg, VA  22408
(540) 899-5502